                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Cooper Industries, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              Diane K. Schumacher
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                 [COOPER LOGO]

March 17, 1995

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Shareholders' Meeting in Houston, Texas on Tuesday, April 25, 1995 at 11:00 a.m. The meeting will be held in the Austin Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.

The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of four directors. The Board of Directors has nominated Messrs. Robert Cizik, Harold S. Hook, Frank A. Olson and John D. Ong.

The Board of Directors appreciates and encourages shareholder participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you actually can be present. We hope you will be able to attend the meeting.

Sincerely,

/s/ ROBERT CIZIK
____________________________________
Robert Cizik
Chairman and Chief Executive Officer

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME...............................   11:00 a.m. on Tuesday, April 25, 1995

PLACE..............................   Four Seasons Hotel, Austin Room, 1300 Lamar Street, Houston,
                                      Texas

ITEMS OF BUSINESS..................   1. To elect four directors to serve for terms of three years expiring at the annual meeting to be held in 1998.

                                      2. If presented at the meeting, to consider and act upon the following two shareholder proposals described in the
                                         accompanying Proxy Statement:

                                         (a) endorse the CERES Principles; and

                                         (b) review wages, benefits and environmental standards in the
                                             Company's maquiladora operations and issue a report and
                                             recommendations thereon.

                                      3. To act upon any other matters properly coming before the meeting or any adjournment thereof.

RECORD DATE........................   Holders of Common Stock of record at the close of business on
                                      March 1, 1995 are entitled to vote at the meeting.

FINANCIAL STATEMENTS...............   A summary annual report of the Company for the year 1994 was mailed previously to all shareholders. The audited financial statements of the Company for the year ended December 31, 1994 and the related Management's Discussion and Financial Review are included as Appendix A to the Proxy Statement.

IMPORTANT..........................   In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                      By order of the Board of Directors:

                                      /s/ DIANE K. SCHUMACHER
                                      __________________________________________
                                      Diane K. Schumacher
                                      Vice President, Administration and
                                      Corporate Secretary

Houston, Texas
March 17, 1995

                            COOPER INDUSTRIES, INC.
                                 MARCH 17, 1995

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1995

                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

     Only shareholders of record as of the close of business on March 1, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. On the Record Date, there were outstanding 117,033,140 shares of Common Stock, which constituted the only outstanding voting securities. Each share of Common Stock has one vote.

     Shares may be voted at the meeting in person or by proxy. The accompanying proxy is solicited by the Board of Directors of Cooper Industries, Inc. (hereinafter referred to as "Company" or "Cooper"), and is intended to permit each shareholder as of the Record Date to vote. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted for the election of the four directors and against the shareholder proposals set forth in the attached Notice. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

     Cooper has adopted a confidential voting policy which provides that shareholder votes at Company shareholder meetings are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board that identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, the Company will attempt to agree with the opposing party on mutually acceptable confidentiality procedures that would apply to each party's solicitation. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

     The Company's confidential voting policy shall not operate to impair free and voluntary communication between Cooper and its shareholders, including disclosure by shareholders of the nature of their votes.

     In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Georgeson & Company Inc. has been engaged to solicit proxies at a fee of $16,000 plus out-of-pocket costs and expenses. Expenses of solicitation will be borne by the Company.

     The accompanying proxy card includes all shares of Common Stock held of record on March 1, 1995.

     If you are a participant in the Cooper Dividend Reinvestment and Stock Purchase Plan ("DRP"), shares of Cooper stock held in your DRP account are included on and may be voted through the proxy card accompanying this mailing. The DRP administrator, as the shareholder of record, may only vote the DRP shares for which it has received directions to vote from the DRP participants.

     For Cooper Employees: If you are a participant in the Cooper Savings Plans and/or Stock Ownership Plan ("CO-SAV"), the accompanying proxy card will include the number of equivalent shares credited to your account by Citibank, N.A., as Trustee for CO-SAV ("Trustee"). When your proxy card is returned properly signed, it will serve as direction to the Trustee to vote the shares held in CO-SAV for your account in accordance with your directions. If you return a proxy card properly signed, but do not indicate your voting preference, the shares represented by your proxy card will be voted For the election of all nominees for director named in the Notice and Against the two shareholder proposals. The shares of Common Stock credited to participants' accounts for which no directions are received ("Uninstructed Shares") and shares of Common Stock not yet allocated to participants' accounts ("Unallocated Shares"), will be voted by the Trustee in the same proportion (for/against) as the shares of Common Stock for which instructions are received from CO-SAV participants. Properly signed proxy cards from CO-SAV participants will serve as a direction to the Trustee to vote all of the Uninstructed Shares and the Unallocated Shares in the same manner as indicated by CO-SAV participants. If you fail to return a proxy card properly signed, the equivalent shares of Common Stock credited to your account will then be voted by the Trustee in the same proportion as the shares for which instructions were received from other CO-SAV participants.

     The Company knows of no person who was the beneficial owner as of the Record Date of more than five percent (5%) of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange
Commission:

                                                                    AMOUNT
                                                                     AND
                                                                  NATURE OF        PERCENT
                                   NAME AND ADDRESS OF            BENEFICIAL        OF
    TITLE OF CLASS                  BENEFICIAL OWNER              OWNERSHIP        CLASS
- ----------------------   ---------------------------------------  ----------       ----
Common Stock..........   J.P. Morgan & Co. Incorporated           10,086,053(1)    8.6%
                         60 Wall Street
                           New York, New York 10260
Common Stock..........   FMR Corp.                                 6,439,780(2)    5.5%
                         Edward C. Johnson 3d
                         (Chairman of FMR Corp.)
                         82 Devonshire Street
                         Boston, Massachusetts 02109

     In addition, Citibank, N.A., as Trustee of CO-SAV, which holds of record 7,759,552 shares of Cooper Common Stock, which is 6.6% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares.
- ---------------
(1) Shares are held by J.P. Morgan & Co. Incorporated directly or through its affiliates, Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and Morgan Trust Company of Florida N.A.

(2) Shares are held by FMR Corp. directly or through its affiliates, Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited. Mr. Johnson and his family form a controlling group with respect to FMR Corp.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The authorized number of directors is 11, divided into three classes, two having four members and one class having three members each. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

NOMINEES

     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 1998, or when their successors are elected and qualified. The nominees are: Robert Cizik, Harold S. Hook, Frank A. Olson and John D. Ong, all of whom are directors and members of the class whose term expires at the meeting. The affirmative vote of the holders of at least a majority of a quorum is required in order to elect each director. Under the Code of Regulations of the Company, a quorum is constituted by the presence, in person or by proxy, of a majority of the voting power of the Company. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

     If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Set forth on the following five pages are the names of and certain information with respect to the persons nominated as directors and the current directors of the Company.

                      NOMINEES FOR TERMS EXPIRING IN 1998

- -----------------------                       Graduated with honors from the University of
ROBERT CIZIK                                  Connecticut. Received an M.B.A. degree with High
Chairman and Chief                            Distinction from the Harvard Graduate School of
  Executive Officer                           Business Administration, where he was also a Baker
                               [PHOTO]        Scholar. Awarded an Honorary LL.D from Kenyon College.
Chairman - Executive                          Joined Cooper in 1961 and served in various financial,
Committee                                     planning and management positions. Named President and
                                              Chief Operating Officer in 1973, then elected Chief
Director since 1971                           Executive Officer in 1975. Elected Chairman of the
Age 63                                        Board in April 1983.
                          Director: Air Products and Chemicals Company; Harris Corporation; Panhandle
                          Eastern Corporation; and Temple-Inland Inc.
                          Chairman of Finance Committee, National Association of Manufacturers.
                          Director of Board of Trustees and Chairman of 1994-95 Campaign, United Way
                          of the Texas Gulf Coast; Vice Chairman of Board of Trustees, Committee for
                          Economic Development, member of its Research and Policy Committee.
                          Director: Associates of Harvard Business School; Fund for Large Enterprises
                          in Russia; Greater Houston Partnership; National Business Committee for the
                          Arts; Texans for Judicial Election Reform; and The Houston Forum. Member:
                          Policy Committee of The Business Roundtable; National Advisory Council of
                          the Texas Heart Institute; and The Electrical Manufacturers Club.


- -----------------------                       Received a B.S. degree in business administration, an
HAROLD S. HOOK                                M.A. in accounting and a Doctor of Laws from University
                                              of Missouri, and a Doctor of Laws from Westminster
Chairman and Chief                            College. Also a graduate of Southern Methodist
  Executive Officer,                          University, Institute of Insurance Marketing. Joined
American General               [PHOTO]        American General Corporation (insurance) in 1970 as
Corporation                                   President and Chief Executive Officer of
                                              California-Western States Life Insurance Co. Elected a
Member - Executive                            director in 1972 and then named President of American
Committee, Finance                            General in 1975. Elected Chairman and Chief Executive
Committee                 Officer in 1978.
and Management
Development and           Director: American General Corporation; Chemical Banking Corporation;
Compensation Committee    Chemical Bank; Panhandle Eastern Corporation; Sprint Corporation; Texas
                          Commerce Bancshares, Inc.; and Texas Commerce Bank National Association.
Director since 1986
Age 63                    Vice Chairman and a member of Council of Overseers, Rice University (Jesse
                          Jones Graduate School). National Advisory Council, Boy Scouts of America
                          and Advisory Board, Boy Scouts of America, Sam Houston Area Council.
                          Director: Greater Houston Partnership; Society for the Performing Arts;
                          Texas Association of Taxpayers, Inc.; and Texas Research League. Board of
                          Trustees, Baylor College of Medicine.


- -----------------------   ------------------- Received an A.A. degree from City College of San
FRANK A. OLSON                                Francisco. Joined The Hertz Corporation (rental cars
Chairman, Chief                               and trucks) in 1964 and held various positions until
Executive and Chief                           1973 when named Executive Vice President and 1974 when
Operating Officer, The          [PHOTO]       elected to the Board of Directors. Named President and
Hertz Corporation                             Chief Executive Officer of The Hertz Corporation in
                                              1977 and Chairman in 1980. Also in 1980, was elected a
Chairman - Finance                            Group Executive President of RCA Corporation, then
Committee                                     parent Company of Hertz. In 1985, after Hertz was sold
                                              to UAL, Inc., became a director of UAL, Inc., which
Member - Management       became Allegis Corporation. In June 1987, was elected Chairman and Chief
Development and           Executive Officer of Allegis Corporation and President and Chief Executive
Compensation Committee    Officer of United Airlines, a position he held until December 1987, after
and Committee on          which he continued as Chairman, Chief Executive Officer and Chief Operating
Nominations and           Officer of The Hertz Corporation, which became a wholly-owned subsidiary of
Corporate Governance      Ford Motor Company in April 1994.

Director since 1989       Director: The Hertz Corporation; Becton, Dickinson & Company; The
Age 62                    Commonwealth Edison Company; and Foundation Health Corporation.

                          Director: National Multiple Sclerosis Society and The Swedish-American
                          Chamber of Commerce, Inc. Trustee, National Committee Against Drunk
                          Driving. Member, Advisory Board of Religion in American Life. Board of
                          Visitors: Berry College and Duke University Fuqua School of Business.


- -----------------------   ------------------- Received B.A. and M.A. degrees in history from Ohio
JOHN D. ONG                                   State University. Received an LL.B. degree from Harvard
Chairman and Chief                            Law School. Joined The BFGoodrich Company (chemicals
Executive Officer,             [PHOTO]        and aerospace products) in 1961 and held various
The BFGoodrich Company                        positions in the international division. Elected a
                                              Group Vice President in 1972 and then Executive Vice
Chairman - Committee on                       President and a director in 1973. Elected Vice Chairman
Nominations and                               of the Board in 1974 and President in 1975. Named
Corporate Governance                          Chairman and Chief Executive Officer in 1979.

Member - Executive        Director: The BFGoodrich Company; Ameritech Corporation; ASARCO
Committee and Finance     Incorporated; The Geon Company; and The Kroger Company.
Committee
                          Chairman, The Ohio Business Roundtable. Trustee, University of Chicago.
Director since 1975       Member: The Business Council; The Business Roundtable; Business Committee
Age 61                    for the Arts; and Senior Member of The Conference Board.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1996


- -----------------------   ------------------- Received a B.S. degree in electrical engineering from
WARREN L. BATTS                               Georgia Institute of Technology and an M.B.A. from
                                              Harvard Business School. Joined Dart Industries in 1980
Chairman and Chief                            and was President in 1980 when Dart Industries merged
Executive Officer,            [PHOTO]         with Kraft, Inc. Became President of Dart & Kraft, Inc.
Premark International,                        in 1981 and Chief Operating Officer in 1983; served in
Inc.                                          these positions until October 1986, when Premark
                                              International, Inc. (food containers, commercial food
Chairman - Audit                              equipment, housewares and decorative laminates) was
Committee                                     created by Dart & Kraft, Inc. Has been Chairman and
                          Chief Executive Officer and a director of Premark since 1986.

Member - Management       Director: Premark International, Inc.; Allstate Corporation; Sears, Roebuck
Development and           and Co.; and Sprint Corporation.

Compensation Committee    Director, Children's Memorial Hospital. Trustee: Northwestern University
and Committee on          and Art Institute of Chicago.
Nominations and
Corporate Governance

Director since 1986
Age 62


- -----------------------   ------------------- Received an A.B., summa cum laude in psychology, from
LINDA A. HILL                                 Bryn Mawr College and an M.A. in educational psychology
                                              from the University of Chicago. Earned a Ph.D in
Associate Professor,                          behavioral sciences at the University of Chicago. Prior
Harvard Business               [PHOTO]        to 1984, was a postdoctoral research fellow at the
School                                        Harvard Business School, an advisor to the Federal
                                              Commissioner of Education and a member of the
Director since August                         "Blueprint 2000" Employment Committee for the
1994                                          Commonwealth of Massachusetts. Joined the faculty of
                                              Harvard Business School in 1984 as an Assistant
Age 38                                        Professor in organizational behavior and human resource
                          management. In July 1991 became an Associate Professor. Provides consulting and executive education to Fortune 500 companies and other organizations.

                          Director, Human Resource Planning Society. Member, American Repertory
                          Theatre Advisory Board. Member of the Board of Trustees: Rockefeller
                          Foundation; Bryn Mawr College; The Children's Museum, Boston; and Beth
                          Israel Hospital, Boston.


- -----------------------   ------------------- Graduate of Ecole Des Hautes Etudes Commerciales in
CONSTANTINE S.                                Paris, France. Received a Juris Doctor degree and a
NICANDROS                                     doctorate in economics from the University of Paris Law
                                              School and an M.B.A. from Harvard Graduate School of
President and Chief                           Business Administration. Joined Conoco (petroleum
Executive Officer,             [PHOTO]        products) in 1957 and held various positions in many
Conoco Inc.                                   areas of the Company. Named Executive Vice President
                                              for Worldwide Supply and Transportation in 1975 and
Vice Chairman, E.I. du                        Group Executive Vice President, Petroleum Products in
Pont de Nemours and                           1978. Named President, Petroleum Operations in 1983 and
Company                   elected President and Chief Executive Officer in March 1987. Named Vice
                          Chairman of E.I. du Pont de Nemours and Company (chemical, specialty
Chairman - Management     products and energy) in 1991.
Development &
Compensation Committee    Director: Conoco Inc.; E.I. du Pont de Nemours and Company; Consol Inc.;
                          and Texas Commerce Bank.

Member - Audit            Director: American Petroleum Institute; Texas Research League; and Houston
Committee and Committee   Symphony. Chairman and a Trustee, Houston Grand Opera. Trustee: Baylor
on Nominations and        College of Medicine; Houston Ballet Foundation; and Houston Museum of Fine
Corporate Governance      Arts. Member: Board of Governors of The Houston Forum and National
                          Petroleum Council.
Director since 1990
Age 61


- -----------------------   ------------------- Received a B.S. degree in industrial engineering from
H. JOHN RILEY, JR.                            Syracuse University. Also a graduate of the Harvard
                                              Advanced Management Program. Joined Crouse-Hinds
President and Chief                           Company in 1962 and held various manufacturing
Operating Officer              [PHOTO]        positions before appointment as Corporate Vice
                                              President in 1979. In 1982, after Cooper acquired
Member - Executive                            Crouse-Hinds Company, became Executive Vice President,
Committee                                     Operations for Cooper. Named President and Chief
                                              Operating Officer in September 1992.
Director since 1992
Age 54                                        Director, Wyman-Gordon Company.

                          Director and Vice Chairman, Junior Achievement of Southeast Texas.
                          Director: Central Houston, Inc. and Houston Symphony. Member, Corporate
                          Advisory Council of Syracuse University School of Management. Trustee,
                          Manufacturers' Alliance for Productivity Improvement.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1997


- -----------------------   ------------------- Received a B.A. degree from Austin College and an
CLIFFORD J. GRUM                              M.B.A. from University of Pennsylvania, Wharton School
                                              of Finance. Joined Temple Industries, Inc. in 1968 as
Chairman and Chief                            Vice President, Finance. After a merger with Time Inc.
Executive Officer,            [PHOTO]         in 1973, held various positions with Time Inc.,
Temple-Inland Inc.                            including Treasurer, publisher of Fortune magazine and
                                              Executive Vice President. Elected a director of Time
Member - Audit                                Inc. in 1980 and, after a spin-off of Temple-Inland
Committee, Executive                          (container and containerboard, pulp and paperboard,
Committee and Finance                         building products and financial services) by Time Inc.
Committee                                     in 1983, became President and Chief Executive Officer
                          and a director of Temple-Inland. In 1991, became Chairman of the Board and
Director since 1982       Chief Executive Officer of Temple-Inland.
Age 60
                          Director: Temple-Inland Inc. and Premark International, Inc.

                          Secretary, Texas Association of Business. Trustee: Austin College, Sherman,
                          Texas; Lufkin Industrial Foundation; and Memorial Medical Center of East
                          Texas.

- -----------------------   ------------------- Received a B.S. degree from Imperial College, London
SIR RALPH H. ROBINS                           and is a Chartered Engineer. Joined Rolls-Royce
                                              (aerospace engines and industrial power equipment) in
Chairman, Rolls-Royce                         1955 as a Graduate Apprentice and held various
plc                                           positions with the Aero Engine Division before being
                              [PHOTO]         named Executive Vice President of Rolls-Royce Aero
Member - Audit                                Engines Inc. in 1972 and then Managing Director of the
Committee and Finance                         Rolls-Royce Industrial and Marine Division in 1973.
Committee                                     Elected to the Board of Rolls-Royce plc in 1982 as
                                              Commercial Director, then appointed Managing Director
Director since 1991                           in 1984. Became Deputy Chairman in 1989, Chief
Age 62                    Executive in 1991 and Chairman in October 1992.

                          Director: Rolls-Royce plc; Marks & Spencer plc; Schroders plc; Standard
                          Chartered plc; and Cable & Wireless plc.

                          Chairman, Defence Industries Council. Member, Institution of Mechanical
                          Engineers. Fellow: Royal Aeronautical Society and the Royal Academy of
                          Engineering.


- -----------------------   ------------------- Received Bachelor of Aeronautical Engineering and
A. THOMAS YOUNG                               Mechanical Engineering degrees from University of
                                              Virginia and a Master of Management degree from
President and Chief                           Massachusetts Institute of Technology. Had a 21-year
Operating Officer,                            career with NASA before joining Martin Marietta
Martin Marietta               [PHOTO]         Corporation (aerospace, electronic and defense products
Corporation                                   and services) in 1982 as Vice President of Aerospace
                                              Research and Engineering. Named Senior Vice President
Member - Audit                                and President of Martin Marietta Electronics & Missiles
Committee and                                 Group in 1987. Served as Executive Vice President in
Management Development    1989 until appointment as President and Chief Operating Officer in 1990.
and Compensation
Committee                 Director: Martin Marietta Corporation and The Dial Corp.

Director since 1990       Chairman, Business Committee for the Arts. Director: American Defense
Age 56                    Preparedness Association; Council for Excellence in Government; NASA Alumni
                          League; and Virginia Engineering Foundation, University of Virginia.
                          Fellow: American Institute of Aeronautics & Astronautics and American
                          Astronautical Society. Member: Aerospace Industries Association; Defense
                          Industry Initiative on Business Ethics & Conduct; National Academy of
                          Engineering; Navy League of the United States; and National Space Club.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     The following sets forth certain information with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

                                                                                           YEARS
                                                                                            OF     OFFICER
          NAME                                     POSITION                         AGE   SERVICE   SINCE
          ----                                     --------                         ---   -------  -------
Robert Cizik.............   Chairman and Chief Executive Officer                     63      33     1963
H. John Riley, Jr. ......   President and Chief Operating Officer                    54      32     1982
Dewain K. Cross..........   Senior Vice President, Finance                           57      28     1969
Ralph E. Jackson, Jr. ...   Executive Vice President, Operations                     53      19     1992
Larry W. McCurdy.........   Executive Vice President, Operations                     59       2     1994
Carl J. Plesnicher, Jr. .   Senior Vice President, Human Resources                   57      27     1979
Michael J. Sebastian.....   Executive Vice President, Operations                     64      16     1980
Nishan Teshoian..........   Executive Vice President, Operations                     53      17     1993
William D. Brewer........   Vice President, Manufacturing Services                   58      18     1994
Thomas W. Campbell.......   Vice President, Public Affairs                           64      13     1981
James A. Chokey..........   Vice President and General Counsel                       51       3     1991
Walter F. DuPont.........   Vice President, Information Services                     61      20     1991
Alan J. Hill.............   Vice President and Treasurer                             50      17     1979
E. Daniel Leightman......   Vice President, Taxes                                    54       7     1994
D. Bradley McWilliams....   Vice President, Finance                                  53      23     1982
Diane K. Schumacher......   Vice President, Administration and Corporate Secretary   41      15     1988
Donald R. Sheley, Jr.....   Vice President and Controller, Operations                52      14     1986
Robert W. Teets..........   Vice President, Environmental Affairs and Risk
                               Management                                            44      17     1993
David A. White, Jr. .....   Vice President, Corporate Planning and Development       53      23     1988
Joseph D. Chamberlain....   Controller, Accounting                                   48      15     1994

     All of the above executive officers have been employed by Cooper in management positions for more than five years, except James A. Chokey and Larry
W. McCurdy. James A. Chokey was Vice President, General Counsel and Secretary of A.O. Smith Corporation (a manufacturer of automobile structural components, electrical motors, residential and commercial waterheaters and fiberglass pipe and fittings) from 1988 through October 1991. Larry W. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc. (a manufacturer of automotive parts), a subsidiary of IFINT, S.A., from 1985 through 1992, when Moog Automotive, Inc. was acquired by Cooper.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Record Date, each director and executive officer named in the Summary Compensation Table owned the number of shares of Common Stock of the Company set forth in the following Table. Each of the named individuals and all directors and executive officers as a group, beneficially owned less than one percent of the Company's outstanding Common Stock.

                                                                                      SHARES
                                                                                      WHICH
                                                                                       MAY
                                                                                        BE
                                                                                     ACQUIRED
                                                                    SHARES            WITHIN
                                                                    OWNED             60 DAYS
                                NAME OF                            DIRECTLY            OF THE
                               BENEFICIAL                            AND               RECORD
                                 OWNER                            INDIRECTLY            DATE
                               ----------                         ----------          --------
        Robert Cizik............................................   254,116(1)(2)       24,999
        Warren L. Batts.........................................     4,000(3)          10,000
        Clifford J. Grum........................................     8,000              8,000
        Linda A. Hill...........................................       -0-                -0-
        Harold S. Hook..........................................     8,000                -0-
        Constantine S. Nicandros................................     2,500                -0-
        Frank A. Olson..........................................     3,000              6,000
        John D. Ong.............................................     2,400(4)           2,000
        H. John Riley, Jr. .....................................    79,451(2)          13,333
        Sir Ralph H. Robins.....................................       214                -0-
        A. Thomas Young.........................................       200              2,000
        Michael J. Sebastian....................................    79,297(2)           8,333
        Ralph E. Jackson, Jr. ..................................     7,798(2)           8,333
        Larry W. McCurdy........................................     3,938(2)          13,666
        All Directors and Executive Officers as a Group.........   666,659(5)         226,506(6)

- ---------------
(1) Includes 520 shares owned by a family member.

(2) Includes shares held in the Cooper Savings and Stock Ownership Plan.

(3) All of these shares are held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to the shares.

(4) Includes 400 shares owned by a family member.

(5) Includes shares held in the Cooper Savings and Stock Ownership Plan by executive officers of the Company in addition to those listed for the named executive officers.

(6) Includes 4,385 shares that may be acquired by conversion of the Company's 7.05% Convertible Subordinated Debentures due 2015.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

     The Board of Directors of Cooper met on five occasions during 1994. All of the directors attended 80 percent or more of the meetings of the Board and the committees of the Board on which they served.

     Cooper has five committees composed of directors:

  Audit Committee

     The Audit Committee consists of five nonemployee directors: Warren L. Batts, Chairman, Clifford J. Grum, Constantine S. Nicandros, Sir Ralph H. Robins and A. Thomas Young. Three Committee meetings were held during the year. Activities of the Committee included conferring with management and the independent auditors regarding the 1993 financial statements; reviewing the 1993 report of the independent auditors and management's response thereto; reviewing fees paid to the independent auditors; reviewing the scope of the 1994 audit by the independent auditors; and making a recommendation acted on by the Board of Directors to appoint Ernst & Young LLP as the Company's independent auditors for 1994. During 1994, the Committee also reviewed the following matters: the 1994 internal audit program; officers' travel and entertainment expenses; the financial organization key personnel; compliance with the Company's conflicts of interest and ethical conduct policies; the effectiveness of the Company's internal controls; the Company's foreign exchange and hedging activity; the status of tax audits; the scope of the 1995 internal audit program; and the Company's litigation and environmental matters and risk management program.

  Executive Committee

     The Executive Committee consists of two employee directors, Robert Cizik, Chairman, and H. John Riley, Jr., and three nonemployee directors, Clifford J. Grum, Harold S. Hook and John D. Ong. Under the Code of Regulations of the Company, the Executive Committee has, during the intervals between the meetings of the directors, all of the powers of the directors in the management and control of the business and property of the Company. The Executive Committee did not meet in 1994.

  Finance Committee

     The Finance Committee consists of five nonemployee directors: Frank A. Olson, Chairman, Clifford J. Grum, Harold S. Hook, John D. Ong and Sir Ralph H. Robins. Two Committee meetings were held during the year. The activities of the Committee included reviewing pension plan assets management and the Company's capital structure, debt ratings and debt composition; and making recommendations to the Board regarding dividends and the refinancing of certain industrial development bonds.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee consists of five nonemployee directors: Constantine S. Nicandros, Chairman, Warren L. Batts, Harold S. Hook, Frank A. Olson and A. Thomas Young. Two meetings of the Committee were held in 1994. Actions of the Committee included determination of performance targets and awards under the Annual Management Incentive Plan; grant of 1994 stock options; salary action for officers; distributions under the Deferred Compensation Plan; establishment of 1995 Salary Policy and 1995 Annual Incentive Plan targets; amendment of the Company's form of stock option agreement; and approval of an increase in the number of shares available under the Company's stock option plan.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance consists of four nonemployee directors: John D. Ong, Chairman, Warren L. Batts, Constantine S. Nicandros and Frank A. Olson. Three meetings of the Committee were held in 1994. Matters reviewed and considered by the Committee included general matters of corporate governance; quality of information provided by management to the Board; election of members of the Board to committees; and nominations for election or appointment of directors.

                       EXECUTIVE MANAGEMENT COMPENSATION

     Table 1 presents information concerning compensation paid to, or accrued for services by, the Chief Executive Officer and the four most highly compensated executive officers of Cooper during fiscal years 1992, 1993 and 1994.

     Table 2 presents information concerning the grant of options during fiscal year 1994 to the Chief Executive Officer and the four most highly compensated executive officers of Cooper to acquire the Company's Common Stock under the Company's 1986 Employee Stock Option Plan.

     Table 3 presents information concerning the unexercised stock options held by the Chief Executive Officer and the four most highly compensated executive officers of Cooper at the end of fiscal year 1994.

     Table 4 compares the total shareholder return on the Company's Common Stock for the five-year period December 31, 1989 through December 31, 1994 to the total returns for the same period of (a) the Standard & Poors 500 Stock Index;
(b) the Standard & Poors Electrical Equipment Group; and (c) the Standard & Poors Diversified Machinery Group. The Company chose the two industry indices for comparison since Cooper's product offering is so diverse. Standard & Poors assigns Cooper to its Diversified Machinery Group, while many analysts compare Cooper to other electrical equipment manufacturers since this is a significant part of Cooper's business. Management believes that a comparison to two different indices is appropriate.

                                    TABLE 1

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION(3)
                                                                      -------------------------
                                          ANNUAL COMPENSATION(1)               AWARDS
                                        --------------------------    -------------------------
                 (a)                    (b)       (c)        (d)         (f)           (g)             (i)
                                                                      RESTRICTED    SECURITIES
                                                                        STOCK       UNDERLYING      ALL OTHER
              NAME AND                          SALARY      BONUS     AWARD(S)     OPTIONS/SARS    COMPENSATION
         PRINCIPAL POSITION             YEAR      ($)        ($)       ($)(2)           #             ($)(4)
- -------------------------------------   ----    -------    -------    ---------    ------------    ------------
Cizik, R. -- Chairman &                 1994    895,000          0            0       75,000           40,275
  Chief Executive Officer............   1993    835,000    400,000            0            0           37,575
                                        1992    798,750          0    1,332,800            0           52,500
Riley, Jr., H. J. -- President &        1994    487,500          0            0       40,000           32,063
  Chief Operating Officer............   1993    435,000    225,000            0            0           19,575
                                        1992    343,333          0      425,600            0           20,625
Sebastian, M. J. -- Executive           1994    377,500          0            0       25,000           16,988
  Vice President, Operations.........   1993    357,500    125,000            0            0           17,065
                                        1992    335,000          0      386,400            0           20,817
Jackson, Jr., R. E. -- Executive        1994    285,938          0            0       25,000           16,917
  Vice President, Operations.........   1993    250,000    100,000            0            0           11,989
                                        1992    209,125     40,000            0            0           14,280
McCurdy, L. W. -- Executive
  Vice President, Operations(5)......   1994    275,000          0            0       25,000          499,425

- ---------------

(1) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any named executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive.

(2) The figures in this column reflect the fair market value on the date of grant of awards of restricted stock that are subject to forfeiture in the event that the executive does not remain employed by the Company for a period of four years. The awards shown for 1992 are valued at $56.00 a share, which was the fair market value on the grant date, February 18, 1992. The forfeiture restrictions lapse on December 31, 1995.

     The following chart shows the total number of shares of restricted stock and performance-based restricted stock awards held as of December 31, 1994 and the value of such shares as of the end of 1994 is as follows:

                                         (a)         (b)                 (c)                    (d)
                                                    MARKET
                                         SHARES      VALUE
                                           OF         OF        SHARES OF PERFORMANCE-
                                      RESTRICTED  RESTRICTED      BASED RESTRICTED         MARKET VALUE
                                         STOCK       STOCK           STOCK ("LTIP")            OF LTIP
                                        ------     --------     ----------------------      ------------
        Cizik.......................    23,800     $809,200             71,400               $2,427,600
        Riley.......................     7,600     $258,400             22,800               $  775,200
        Sebastian...................     6,900     $234,600             20,700               $  703,800
        Jackson.....................     4,000     $136,000             12,000               $  408,000
        McCurdy.....................         0     $      0                  0               $        0


     All of the shares of restricted stock [column (a)] are subject to forfeiture in the event that the named executive does not remain employed until December 31, 1995, which is a period of four years from the beginning of the performance period, unless the employee sooner retires at age 65 in accordance with corporate policy. Dividends are paid on the shares of restricted stock at the dividend rate payable on all outstanding shares of Company Common Stock.

     The shares shown in column (c) are the maximum number of performance-based restricted stock that may be earned. Payout of the shares is tied to achieving performance targets that are expressed as a compound growth rate in earnings per share over a specified target during the four-year period from January 1, 1992 through December 31, 1995. Given that the performance targets for the first three years of the performance cycle have not been met, it is unlikely that any of the shares in column (c) will be earned.

(3) Column (h) "LTIP Payouts" has been omitted since no LTIP payouts were awarded to the named executives during the years shown.

(4) The figures in this column for 1994 include the Company's contributions to the Cooper Industries, Inc. Employees' Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: R. Cizik $6,750 and $33,525; H. J. Riley, Jr. $6,750 and $25,313; M. J. Sebastian $6,750 and $10,238; R. E. Jackson,
     Jr. $6,750 and $10,167; and L. W. McCurdy $6,750 and $9,675. The figure for 1994 for L. W. McCurdy also includes payments totalling $483,000 in connection with the Company's acquisition of Moog Automotive, Inc., his previous employer, and the termination of his employment contract with that company.

(5) Compensation information for Mr. McCurdy is not provided for years prior to 1994, as he was not an executive officer of the Company during that period.

                                    TABLE 2

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
                            -----------------------------------------------------------------         ANNUAL RATES OF
                             NUMBER OF       PERCENT OF TOTAL                                           STOCK PRICE
                             SECURITIES        OPTIONS/SARS                                           APPRECIATION FOR
                             UNDERLYING         GRANTED TO        EXERCISE OR                           OPTION TERM
                            OPTIONS/SARS       EMPLOYEES IN        BASE PRICE      EXPIRATION     ------------------------
           NAME              GRANTED(#)        FISCAL YEAR         ($/SH)(1)        DATE(2)        5%($)          10%($)
           (a)                  (b)                (c)                (d)             (e)           (f)            (g)
           ----             ------------     ----------------     ------------     ----------     --------      ----------
Cizik, R..................     75,000               30                39.06          2/15/99       808,500       1,787,250
Riley, Jr., H. J..........     40,000               16                39.06          2/15/99       431,200         953,200
Sebastian, M. J...........     25,000               10                39.06          2/15/99       269,500         595,750
Jackson, Jr., R. E........     25,000               10                39.06          2/15/99       269,500         595,750
McCurdy, L. W.............     25,000               10                39.06          2/15/99       269,500         595,750

- ---------------
(1) The exercise price of each option is equal to the fair market value of the Company's shares on the date of grant of the option. The exercise price may be paid in cash, or by tendering already owned Cooper Common Stock having a fair market value on the date of exercise equal to the exercise price.

(2) Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant.

                                    TABLE 3

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES (1)

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED
                                                                        OPTIONS/SARS AT FISCAL
                                                                             YEAR-END (#)
                                                                     -----------------------------
            (a)                                                          (d)              (e)
            NAME                                                     EXERCISABLE     UNEXERCISABLE
            ----                                                     -----------     -------------
        Cizik, R.................................................       24,999           50,001
        Riley, Jr., H. J.........................................       13,333           26,667
        Sebastian, M. J..........................................        8,333           16,667
        Jackson, Jr., R. E.......................................       15,333           16,667
        McCurdy, L. W............................................       13,666           19,334

- ---------------
(1) No options were exercised by any of the named executive officers during 1994. As of December 31, 1994, the exercise price for all options held by the named executive officers was in excess of the market value. Accordingly, columns (b) and (c) of the table have been omitted.

                                    TABLE 4

                    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL

                              SHAREHOLDER RETURNS

                                                                          S&P             S&P
 MEASUREMENT PERIOD                                                    ELECTRICAL     DIVERSIFIED
(FISCAL YEAR COVERED)                   COOPER         S&P 500*        EQUIPMENT       MACHINERY*
1989                                     100.0           100.0           100.0           100.0
1990                                     106.1            96.9            92.0            87.1
1991                                     151.0           126.3           121.9           103.6
1992                                     128.0           135.9           133.4           105.7
1993                                     136.7           149.5           160.9           156.5
1994                                      98.6           151.5           162.8           152.3

*Includes Cooper

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

     It is the policy of the Management Development and Compensation Committee ("Committee") to compensate executive officers based on their responsibilities, achievement of annual established goals and the Company's longer-term performance. The compensation of the Chief Executive Officer and the other senior executive officers consists of a base salary, an annual bonus opportunity and long-term, performance-based restricted stock or stock option awards.

BASE SALARY

     A base salary range is established for each executive officer using the Hay Job Evaluation System, which uses a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The competitiveness of the base salary is also considered since the Committee believes it is critical to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to establish the ranges of executives' salaries. In 1994, the Hay Survey of Compensation Practices included 226 industrial companies with revenues in excess of $1 billion, which is a broader universe than the companies included in the S&P Electrical Equipment Index and the S&P Diversified Machinery Index appearing in the performance graph. The Committee believes that the broader group of companies provides a more appropriate basis for establishing salary levels since it minimizes the distortion of results that occurs when using a small sample group.

     The Committee's policy is to establish a salary range for the CEO and the other named executives, to set the midpoint of the range between the 50th and the 75th percentile of the Hay Survey, and to pay compensation within the established range, depending on the individual's work experience, impact on the business and individual performance. The Committee verifies the Hay data through use of a separate compensation study, known as Project 777, which is compiled by Management Compensation Services. This data bank includes 335 companies, over 50 percent of which are in the Fortune 500. During 1994, the actual base salaries for the named executive officers generally approximated the 50th percentile of the Hay Survey.

     Salaries of senior executive officers are typically reviewed at 15-month intervals. Base salary adjustments are primarily weighted on individual performance with due consideration given to immediate past performance and business decisions that impact the future growth and economic stability of the Company.

ANNUAL INCENTIVE COMPENSATION

     An annual cash bonus opportunity, which is awarded at the discretion of the Committee, is designed to tie annual incentive compensation to overall corporate and individual performance. The awarding of the bonus is based on performance goals established by the Committee in February of the bonus year. A bonus pool is established by the Committee based upon an increase in earnings per share over the prior year. The individual bonus amount awarded, if any, is tied to the individual's job performance during the year as well as to increase in share earnings. To date the payments of annual cash bonuses have been at the complete discretion of the Committee. Due to the provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the Committee is currently considering the adoption of a formal cash bonus plan that will contain the limitations necessary to comply with OBRA.

     In February 1994, the Committee determined that there would be no annual cash bonuses awarded to named executives based on a forecasted decline in earnings per share, resulting from discontinued operations.

LONG-TERM INCENTIVES

     It is the policy of the Committee to provide incentives to executive officers that are tied to the long-term performance of the Company. For this purpose, the Committee has granted share awards to the named executive officers pursuant to the Executive Restricted Stock Incentive Plan or stock options pursuant to the 1986 Stock Option Plan. Both Plans have been approved by the shareholders.

     Under the Executive Restricted Stock Incentive Plan ("Restricted Stock Incentive Plan"), initial share awards are granted, subject to forfeiture if the named executive does not remain employed by the Company for a period of four years from January 1 in the year the award is granted, unless the Executive sooner retires at age 65 in accordance with corporate policy. For each award, the Committee establishes a four-year performance cycle and a range of additional awards that may be earned based on achievement of the prescribed performance goals. Performance goals are based on compound annual increases in earnings over a specified target. The Committee determines the number of shares awarded to each individual based on actual compensation, assumptions relating to stock price and earnings growth, and recommendations and advice from Frederic W. Cook & Co., a compensation consulting firm. The Committee generally establishes the value of the grant at the median compensation level of large industrial companies. Stock awards under the Restricted Stock Incentive Plan were last made by the Committee in February 1992 for a performance period commencing on January 1, 1992 and ending on December 31, 1995. The number of shares of restricted stock and performance-based restricted stock awards granted to each named executive are shown in footnote 2 to the Summary Compensation Table.

     In February 1994, the Committee granted stock options to each named executive pursuant to the 1986 Stock Option Plan ("Option Plan"). The Committee determined the number of options granted to each individual based on actual compensation, assumptions relating to stock price and earnings growth and recommendations from an outside compensation consulting firm. The stock options were granted with an exercise price equal to 100 percent of fair market value on the date of grant. The options are exercisable to the extent of one-third after the expiration of one year following the date of grant, two-thirds after the expiration of two years and in full after the expiration of three years. The options expire five years after the date of grant.

     The Committee believes that both the restricted stock awards and the stock option program tie the individual executive's compensation to the Company's performance and directly link the executive's personal interests to the interests of the Company and its shareholders.

COMPENSATION TO CEO

     During 1994, the Committee increased Mr. Cizik's base salary by $85,000 based on a review of the compensation levels of chief executive officers of companies of comparable size and in similar businesses, using the surveys previously discussed. The increase was in recognition of Mr. Cizik's leadership in strengthening the international presence of the Company through acquisitions and implementing the revitalization program, which achieved revenue and earnings growth from Cooper's continuing operations.

     The Committee granted stock options for 75,000 shares to Mr. Cizik, taking into consideration the scope of his responsibility as well as the factors discussed above. The Committee believes that this option award is competitive with options granted to CEOs of the companies in the S&P Electrical Index and the S&P Diversified Machinery Index. Through the stock option award, a significant portion of Mr. Cizik's compensation is tied directly to corporate performance and return to shareholders.

SUMMARY

     The Committee continues to believe that the total executive compensation program appropriately links compensation to corporate and individual performance. In 1992 the Committee engaged a compensation consultant, Frederic
W. Cook & Co., to review the Company's overall executive compensation program. The study confirmed that the Company's total compensation levels are competitive with those companies included in the S&P Diversified Machinery Index and the S&P Electrical Equipment Index and the program appropriately focuses on performance and enhancing shareholder wealth. In November 1994, the Committee engaged Frederic W. Cook & Co. to update its evaluation and report to the Committee in 1995.

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The regulations provide certain transition rules that will preserve the deductibility for the Company of the restricted stock awards granted in 1992. In addition, because Mr. Cizik has elected to defer receipt of his annual cash bonus, if any, earned during 1994 and 1995 until the year following his retirement, all compensation paid by the Company in 1995 should be deductible. The Committee intends to consider during 1995 the adoption of a new cash bonus plan and a stock incentive plan that will meet the requirements of the new tax rules so as to preserve the tax deductibility of all executive compensation while maintaining the Committee's policy of compensating executives based on their responsibilities, achievement of annual goals and the Company's annual and longer-term performance.

                       Constantine S. Nicandros, Chairman

            Warren L. Batts                       Frank A. Olson
            Harold S. Hook                        A. Thomas Young

PENSION BENEFITS

     Upon retirement the executives named in the Summary Compensation Table may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc., ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan").

     Pursuant to the Cooper Retirement Plan, the Company credits to the individual's plan account 4% of each year's total compensation up to the Social Security wage base for the year, plus 8% of each year's total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the executives named in the Summary Compensation Table (Table 1), the total compensation is shown in columns (c) and (d) of the Summary Compensation Table. However, if an executive elects to defer any compensation, his total compensation under the Cooper Retirement Plan is reduced by the amount deferred. The Executive Stock Plan awards shown in column (f) of Table 1 are not included for purposes of determining the credits under the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986, were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. Both initial balances and credits for benefits after July 1, 1986 receive interest credits until the participant commences benefit payments. The Plan's interest credit rate for 1994 was 4.25% and will be 4.75% for 1995. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship, or a lump-sum payment.

     The Cooper Retirement Plan "grandfathers" prior plan benefits for participants (including some of the executives named in the Summary Compensation Table) who meet certain age and service requirements. Under this "grandfather" provision, an eligible participant is assured that his or her actual pension benefit payable from the Cooper Retirement Plan will not be less than the benefit he or she would have received at retirement under the prior plan formula calculated based on service and earnings through June 30, 1991.

     The Supplemental Plan is an unfunded, nonqualified plan which provides to certain employees, including those named in the Summary Compensation Table, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to Internal Revenue Code provisions. The Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan, an unfunded, nonqualified plan assumed by the Company following the acquisition of Crouse-Hinds Company, may provide to one Cooper officer benefits in addition to amounts payable under other retirement plans of the Company. In addition, Mr. McCurdy had a Supplemental Retirement Agreement with Moog Automotive, Inc., which agreement was assumed by the Company in connection with the acquisition of Moog. This agreement will provide benefits to Mr. McCurdy in addition to amounts payable under other retirement plans of the Company.

                                PENSION BENEFITS

                                            CREDITED
                                            SERVICE
                                               AS        YEAR        ANNUAL
                                               OF     INDIVIDUAL   ESTIMATED
                                            JANUARY    REACHES      BENEFIT
                                               1,        AGE         AT AGE
                                              1995       65            65
                                            --------  ----------   ---------
    Robert Cizik............................  33.4       1996       $491,000
    H. John Riley, Jr. .....................  32.2       2005       $284,000
    Michael J. Sebastian....................  16.3       1995       $ 88,000
    Ralph E. Jackson, Jr. ..................  19.0       2006       $120,000
    Larry W. McCurdy........................   9.1       2000       $355,000

     For each of the individuals shown in the Summary Compensation Table, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 1994 levels; and an interest credit rate of 4.75%. Amounts payable under the Supplemental Plan, but not the Crouse-Hinds Officers' Plan, are included in the Annual Estimated Benefit. The amount shown for Mr. McCurdy includes the additional retirement benefits that he will receive under his Supplemental Retirement Agreement described above.

CHANGE IN CONTROL ARRANGEMENTS

     The executives named in the Summary Compensation Table participate in the Company's Executive Restricted Stock Incentive Plan ("Executive Stock Plan"). This Plan was approved by the shareholders on April 26, 1988. The Plan is designed to tie executive compensation to increase in earnings per share thus benefiting stock price appreciation and shareholder wealth. Under the Executive Stock Plan, which is administered by the Management Development and Compensation Committee of the Board of Directors, initial share awards are tentatively granted, subject to forfeiture if the executive does not remain in the employ of Cooper for a period of four years from the date of the award. Additional incentive shares (and cash equal to the amount of dividends that would have been paid thereon) may be earned during the four-year period in accordance with a formula that is dependent upon the achievement of performance criteria established by the Board Committee. At the conclusion of the four-year period, the initial share awards plus the incentive shares earned, if any, are issued (and cash equal to the dividends on the incentive shares is paid). Each executive may elect during the first three years to defer receipt of shares or dividends beyond the time when the shares are earned. With the Company's consent an executive may elect to receive, in lieu of a portion of the incentive shares, the fair market value cash equivalent of up to 50% of the total incentive shares earned. This cash election was inserted by the Board Committee to assist the executive in paying withholding tax on the fair market value of the stock distributed. The Executive Stock Plan provides that upon a change in control of the Company, the executive officers may receive cash in lieu of shares under the Executive Stock Plan in amounts equal to the fair market value of all outstanding share awards.

     The executives named in the Summary Compensation Table have been granted stock options under the Company's 1986 Stock Option Plan. The options vest over a period of three years, one-third each year after the first year, and have a five-year term. The 1986 Stock Option Plan provides that upon a change in control of the Company, the Management Development and Compensation Committee of the Board of Directors may accelerate the vesting of any outstanding options, or cancel outstanding options and make a cash payment to the named executives equal to the difference between the fair market value of the Company's Common Stock and the option exercise price.

     There are no circumstances presently foreseeable under which the aggregate dollar amount payable reasonably can be estimated to have a material, adverse effect on the operating or financial condition of the Company. The Company has established a trust that will be used to fund its obligations under the Executive Stock Plan, the 1986

Stock Option Plan and certain otherwise unfunded benefit plans in the event of a change in control or a potential change in control. In 1988, the Company also established a trust that will be used to fund its obligations under otherwise unfunded benefit plans providing deferred compensation and retirement benefits to nonemployee directors of the Company. Presently these trusts have been nominally funded.

COMPENSATION TO DIRECTORS

     The Annual Basic Retainer of nonemployee directors is $45,000 per annum. In addition, nonemployee directors are paid meeting attendance fees of $800 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

     In lieu of receiving the Annual Basic Retainer and meeting fees in cash, each nonemployee director may elect, pursuant to the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by a director or until retirement from the Board. Alternatively, each nonemployee director may elect to receive, in lieu of the Annual Basic Retainer fee, a nonqualified stock option covering 2,000 shares of the Company's Common Stock pursuant to the 1989 Director Stock Option Plan (the "Director Plan"). The exercise price is determined as follows:

Fair Market Value           Annual Basic Retainer
  of a Share of       -     ----------------------    =      Cash Exercise
 Common Stock on                    2,000                   Price Per Share
   Date of Grant

provided that the minimum Exercise Price is $5.00 per share. The maximum number of shares to be issued under the Director Plan, the number of shares subject to each option (including the denominator of 2,000) and the minimum price per share are subject to adjustment in the event of stock splits or other changes in the Cooper Common Stock or capital structure.

     Any such options will be granted on the date following commencement of the Annual Meeting of Shareholders. Options granted to nonemployee directors become fully exercisable on the first anniversary of the date of grant of the option, and terminate upon the expiration of five years from the date of grant, subject to prior termination pursuant to the terms of the Director Plan.

     In 1994, two nonemployee directors elected to receive a stock option in lieu of the Annual Basic Retainer for the year April 1994 to April 1995. During 1994, options for a total of 4,000 shares of Cooper Common Stock were granted and 8,000 shares were issued pursuant to the Director Plan. As of December 31, 1994, options were outstanding for 28,000 shares under the Director Plan.

     Pursuant to the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or who retires in accordance with a resolution regarding director tenure adopted by the Board on February 17, 1975, as thereafter from time to time amended, will be entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of special compensation for services as a Committee Chairman or attendance at meetings. The benefit amount will be paid annually on January 2, or quarterly if elected, for the number of years in which the director has served on the Board (counting a fractional year as a full year). Payment ceases with the death of the retired director.

                             SHAREHOLDER PROPOSALS

     Seven shareholders have notified the Company of their intention to propose two separate resolutions at the Annual Meeting of Shareholders. The proposals and proponents' supporting statements have been reprinted exactly as submitted. The affirmative vote of the majority of the voting power, in person or by proxy, is required for approval. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

     The Board of Directors realizes that the shareholder proposals set forth below involve issues of concern to shareholders. The Board of Directors is always mindful of its fiduciary obligations to all shareholders and it has spent a substantial amount of time carefully considering each of the subjects discussed in the following shareholder proposals.

     For the reasons that are set forth below, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST BOTH SHAREHOLDER PROPOSALS, which follow as Proposals 2 and 3.

                                   PROPOSAL 2

     Three shareholders, The American Baptist Home Mission Society, P.O. Box 851, Valley Forge, Pennsylvania 19482-0851, owner of 54,060 shares of Cooper Common Stock, The Domini Social Equity Fund, 6 St. James Avenue, Boston, Massachusetts 02116, owner of 2,300 shares of Cooper Common Stock, and The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017-4594, owner of 100 shares of Cooper Common Stock, have informed the Company that they intend to present the following proposal at the Annual Meeting.

     WHEREAS WE BELIEVE:

     The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;

     Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

     WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES) -- which comprises large institutional investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts -- consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun (Oil), General Motors, H.B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding 'value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

     In endorsing the CERES Principles, a company commits to work toward:

                1. Protection of the biosphere
                2. Sustainable use of natural resources
                3. Waste reduction and disposal
                4. Energy conservation
                5. Risk reduction
                6. Safe products and services
                7. Environmental restoration
                8. Informing the public
                9. Management commitment
               10. Audits and reports

     (Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, telephone:
617/451-0927).

     RESOLVED, Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                        PROPONENT'S SUPPORTING STATEMENT

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.

     We invite our company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

     With such public scrutiny, corporate environmental policies and reports lack the critical components of adherence to standards upheld by management and stake holders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2

     Cooper is committed to a clean environment and to compliance with federal, state, local and foreign laws that have as their purpose the safeguarding of human health and the environment. Cooper's Environmental Policy, which was adopted in 1990, and its environmental management and audit program affirm this commitment.

     Cooper has a proactive environmental management program. Its objectives are to ensure that the Company's facilities are in compliance with existing environmental laws and to make changes in the manufacturing processes at such facilities in an effort to eliminate or reduce the generation of pollutants at the source. Elements of this program include a comprehensive survey at each manufacturing facility in North America to identify problems and opportunities; an Environmental Audit team of over 50 people to conduct environmental compliance audits at such facilities on a regular basis; comprehensive education and training programs, including compliance seminars and advanced technology workshops; and a competent staff of environmental engineers and specialists who coordinate major projects and assist the operating division managers. The environmental management program is headed by a Vice President who reports directly to the President and Chief Operating Officer. On an annual basis, the Vice President presents a report on current compliance and remedial efforts to the Company's Board of Directors.

     In 1991, Cooper voluntarily joined the Environmental Protection Agency's 33/50 Program. Under this program, the EPA asked companies to reduce emissions of 17 priority chemicals by 33 percent by the end of 1992 and by 50 percent by the end of 1995. Cooper has surpassed both of these goals two years ahead of schedule and has now set its own goal of 75 percent by the end of 1995.

     In 1993, Cooper became a corporate partner in the EPA's Green Lights Program, which involves a commitment to install energy-efficient lighting in the Company's facilities. In recognition of its commitment to the program, its innovation in lighting technologies and services to customers and its public promotion of the Green Lights program, the Company's Cooper Lighting Division was honored by the EPA as its 1994 "Manufacturing Ally of the Year."

     During 1994, the Company's Wagner Lighting Division plant in Sparta, Tennessee successfully eliminated leaded glass used in its manufacture of certain miniature lamps for automobiles and other vehicles. For this, the Sparta plant was awarded the "1994 Environmental Achievement Award" by the Tennessee Association of Business, which selects recipients for recognition in the areas of air quality, water quality, solid waste management and hazardous waste management.

     As in the case of any large manufacturing company that has been in business for a long time, Cooper has environmental problems that it continues to address. Cooper has been identified as a potentially responsible party with respect to about 100 multi-generator sites designated for cleanup under various environmental laws. Many of these sites came to Cooper as the result of acquisitions and mergers over the past 10 years. At most of these sites, Cooper and its predecessors' involvement is less than five percent. Further, in almost every case, the activity for which remediation is now sought was lawful when committed. Cooper is working with the applicable governmental agencies in connection with remediation of these sites. Cooper also has faced potential penalties from various environmental regulatory authorities. During 1993 and 1994 Cooper paid penalties in the amount of $217,600 and $239,400, respectively. We strive to operate our facilities in compliance with the law and to work with the regulatory authorities.

     The Proponents request that the Company endorse the CERES Principles, commit to their implementation and annually complete the CERES Report. We strongly oppose this request. Cooper already has implemented a responsible Environmental Policy. In addition, the Company already complies with the numerous and varying reporting requirements imposed by federal, state and local laws, which require more than a thousand reports to be filed each year.

     We believe that a pro-environment policy is a characteristic of good management and good corporate citizenship. In the opinion of the Board, the establishment and enforcement of environmental policy should not be ceded to a private organization like CERES. Matters of environmental policy should be determined by the legislators, who are responsible to the voters, and by the Board of Directors, who are responsible to all of the Company's shareholders.

     For these reasons, your Board of Directors recommends a vote AGAINST Proposal 2.

                                   PROPOSAL 3

     Four shareholders, Sisters of Loretto, Loretto Motherhouse, Nerinx, Kentucky 40049, owner of 458 shares of Cooper Common Stock; Benedictine Sisters, 3120 W. Ashby, San Antonio, Texas 78228, owner of 50 shares of Cooper Common Stock, Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111, owner of 53,500 shares of Cooper Common Stock; and Board of Pensions, Evangelical Lutheran Church in America, 800 Marquette Avenue, Suite 1050, Minneapolis, Minnesota 55402-2885, owner of 9,200 shares of Cooper Common Stock, have informed the Company that they intend to present the following proposal at the Annual Meeting:

     WHEREAS NAFTA, the North American Free Trade Agreement and GATT, the General Agreement on Trade and Tariffs, have emphasized the debate surrounding U.S. corporations in Mexican maquiladora operations. Critics deplore marginal survival wages paid Mexican maquiladora employees by a majority of U.S. companies, even though those employees work productively and efficiently.

     A 1994 market basket study reveals a maquiladora worker labors 69.0 minutes to purchase 5 lbs of rice in comparison to the 13.5 minutes of a U.S. worker. The purchasing power required by the maquiladora worker for aspirin is 153.8 minutes versus 19.3 minutes of the U.S. worker; American cheese, 214.3 to 12.6; chicken legs, 54.5 to 5.0; bananas, 20.4 to 2.3. (Market Basket Survey, Ruth Rosenbaum, 1994)

     An MIT study declares the Ford factory in Hermosillo, Mexico has the highest quality of any auto plant in North America. Yet it pays on average one-tenth of U.S. wages. Even in Mexico, these wages are barely enough to feed a family, let alone buy a refrigerator or one of the cars the workers assemble. ("Policy Advocate," The Center for Ethics and Economic Policy, Spring 1994)

     In 1982, the average Mexican blue collar employee worked 8.1 hours to buy the basic basket of food: beef, beans, tortillas, tomatoes, sugar, eggs and milk. In 1986, it was 12.7 hours and by 1993, 21.9 hours. (Dallas Morning News, 8/14/94)

     WHEREAS the U.S. and Mexico could build a healthy model of North-South integration for the 21st century if Mexico is recognized not just as a trading partner but as a country that contains fellow workers and global citizens with whom we share much more than trade.

     WHEREAS the socially-concerned proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating in Canada, Mexico and the United States. One expectation, based on NAFTA, is that Mexican wages will rise, thereby raising the standard of living of Mexican workers and their families. However, we believe this will not happen unless corporations commit to paying wages substantially higher than marginal survival wages paid in maquiladoras. We find it ironic that some of the same companies that publicly committed to paying entry-level workers 50% above the poverty datum line in South Africa in 1974, are unresponsive when challenged with the reality of the poverty level wages they pay employees in Mexico.

     It is important that our company review maquiladora operations including: minimum and average wages paid to employees; how these compare with local cost of living and poverty level; other methods of compensation such as profit sharing, special trust funds to finance infrastructure improvements in nearby neighborhoods where employees live. The religiously-affiliated proponents of this resolution recommend the review contain a market basket survey.

     RESOLVED The shareholders request management to initiate a review of wages and benefits paid and environmental standards upheld in its Maquiladora Operations. A summary report of findings of the review and recommendations for changes in policy or performance in light of this survey should be available to shareholders upon request within six months of the 1995 annual meeting.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3

     The Board of Directors does not believe that it is appropriate to conduct special reviews and adopt separate policies for its maquiladora operations. Cooper has operations worldwide, with manufacturing plants located in 20 different countries, and employees in 37 countries. The Company has adopted corporate policies relating to environmental, health, safety and employment practices, which apply equally to all of these operations.

     An element of the Company's Management Philosophy is to treat all employees with dignity and respect and to pay wages and provide benefits that are competitive in the community and the relevant industry. The wages and benefits paid to employees of the Company's maquiladora operations in Mexico are reviewed regularly in accordance with the Company's practices for all of its operations worldwide.

     Another element of the Company's Management Philosophy is to conduct all of its manufacturing operations in a manner that safeguards employee health and demonstrates respect for the environment by complying with applicable environmental laws, reducing and striving to eliminate all environmentally hazardous wastes or emissions from the Company's manufacturing process and providing employee training that emphasizes personnel safety and effective environmental management practices. During 1993, environmental audits were conducted at five of the Company's manufacturing plants in Mexico, with audits of the remaining facilities planned for 1995. In addition, in 1993 the operational practices of all of the Company's Mexican facilities were reviewed for the purpose of improving employee health and safety. In 1994, Cooper formed an Environmental and Safety Council with representatives from each plant in Mexico. This Council will monitor compliance with existing laws and examine ways to eliminate or reduce the generation of pollutants. Thus, the Company has already established a proactive environmental management program for its maquiladora operations in Mexico.

     For these reasons, your Board of Directors recommends a vote AGAINST Proposal 3.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     During the year ended December 31, 1994, Ernst & Young LLP was employed principally to perform the annual audit and to render other services.

     Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Accountants contained in the financial statements included in Appendix A hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

     Selection of the Company's independent accountants for each year is done at the August meeting of the Board of Directors for such year.

                            SHAREHOLDERS' PROPOSALS

     Shareholders' proposals intended to be presented at the 1996 Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) on or before November 17, 1995 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

                                 OTHER BUSINESS

     The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                   FORM 10-K

     A copy of the 1994 Annual Report on Form 10-K for the fiscal year ended December 31, 1994 as filed with the Securities and Exchange Commission may be obtained upon request and without charge, by writing:

          Public Affairs Department
          Cooper Industries, Inc.
          P.O. Box 4446
          Houston, Texas 77210

                                                                      APPENDIX A

                            COOPER INDUSTRIES, INC.

        Management's Discussion and Financial Review...................     A-1
        Consolidated Financial Statements..............................     A-12

                  MANAGEMENT'S DISCUSSION AND FINANCIAL REVIEW

BASIS OF PRESENTATION

     As described in Note 1 -- Discontinued Operations, effective September 30, 1994, Cooper's Petroleum and Industrial Equipment segment ("P&I") has been classified as a "discontinued operation" pending the completion of an exchange offer to holders of Cooper Common stock ("Exchange Offer"). Under the terms of the Exchange Offer, Cooper's Common shareholders will be offered an opportunity to exchange some, all or none of their Cooper Common stock for common stock of Cooper Cameron Corporation, a newly formed company that includes all of the assets used exclusively by and all liabilities of the four divisions that comprised the P&I segment at September 30, 1994, as well as $375 million of allocated indebtedness. As a result of the foregoing, Cooper's results of operations for all years presented have been restated to reflect separately continuing and discontinued operations. In addition, the balance sheets at December 31, 1992 (not separately presented), 1993 and 1994 have been reclassified to reflect the net assets of the discontinued P&I segment under a single caption "Net assets of discontinued operations". Prior to September 30, 1994 the P&I segment included other operations that have been sold or otherwise disposed of. This classification permits the consolidated statement of cash flows to reflect clearly the cash flows related to the continuing operations of Cooper as distinct from discontinued operations. The consolidated footnotes, which are an integral part of these statements, have also been revised to reflect primarily information with respect to Cooper's continuing operations.

OVERVIEW

     During the last three years, Cooper's continuing operations have completed a total of 16 acquisitions and seven divestitures as well as the closure of the Electrical Product's large power transformer business. The acquisitions have been in complementary product lines that enhance known areas of strength, while the dispositions have been of noncore or poor-performing businesses. In addition, Cooper has invested $579 million in capital assets related to modernization and expansion of facilities plus several hundred million dollars in the integration of newly acquired businesses and the revitalization of existing ones. The combined result of these efforts is a 27% improvement in the Company's net income from continuing operations for the year 1994 as compared to 1991. More importantly, the Cooper of 1994 is a much different company than it was in 1991, and one that is better-prepared for the increasingly competitive world marketplace. The discussion that follows, as well as the financial statements and related footnotes, will aid in understanding Cooper's results of operations as well as its financial position, cash flows, indebtedness and other key financial information.

CONTINUING OPERATIONS

  Revenues

     1994 Revenues Cooper's 1994 revenues from continuing operations of $4.59 billion were down 4% as compared to 1993. After excluding the effect of the divestitures of two small Automotive businesses and Belden in 1993, a small Automotive business during 1994 and the closure of the large transformer business, however, revenues, including revenues generated by acquisitions, were up 8% in 1994.

     The Electrical Products segment contributed approximately 45% of Cooper's total operating revenues during 1994. As reported, revenues decreased from $2.18 billion in 1993 to $2.03 billion in 1994. Adjusted to exclude the effect of recent divestitures and the closure of the large transformer business, revenues would have increased 8% from $1.83 billion in 1993 to $1.98 billion in 1994. The Electrical Products segment continues to benefit from relatively steady demand for maintenance, repair and renovation needs. The continued strength of industrial production and commercial and residential construction have promoted sales growth for electrical circuit protection products, lighting products, fixtures and power distribution products. The combination of several successful product introductions and recent product line acquisitions also added to revenue growth during the year.

     Reported revenues in the Automotive Products segment were $1.62 billion or 35% of 1994 operating revenues, down from 1993's reported total of $1.67 billion. Adjusted to exclude the effect of recent divestitures, revenues would have increased 4% from $1.54 billion in 1993 to $1.60 billion in 1994. Aftermarket sales were essentially unchanged and sales of wipers, spark plugs and lighting improved during the latter part of the year as a result of the continued rise in domestic original equipment activity and recovering original equipment sales in certain European markets. In addition, the Magneti Marelli acquisition in Italy and the acquisition of Zanxx in the United States contributed to revenues, while the year-end acquisition of Abex Friction Products had no effect in 1994 but is expected to add over $175 million to revenues in 1995.

     Revenues from the Tools & Hardware segment, which were not affected by divestitures, improved 11% to $898 million in 1994, representing 20% of total operating revenues. Sales of hand and power tools in the United States continued to benefit from the strength of residential construction and industrial production augmented by some improvement in international markets. Recent product line acquisitions also added to the year-to-year comparison. Weak demand and competitive conditions in window coverings markets partially offset this improvement.

     1993 Revenues Revenues from continuing operations of $4.78 billion in 1993 were up 7% from the $4.47 billion in 1992. Higher revenues in the Automotive Products segment, resulting from the inclusion of a full year's revenues of Moog Automotive, more than offset the effects of business dispositions.

     Revenues from the Electrical Products segment were $2.18 billion, comprising 47% of Cooper's operating revenues in 1993. Sales were down 1% compared with 1992 because of the inclusion of only nine months' revenues related to the Belden wire and cable business, which was sold at the end of the third quarter (see Note 3 of the Notes to Consolidated Financial Statements for further information). After excluding the revenues of Belden from both periods, and adjusting for the effects of 1993 acquisitions and a small 1992 divestiture, revenues in the segment improved by 4%. All major product offerings in the segment, except for large power transformers, reported steady revenue gains, led by improved demand for fluorescent, industrial and airport lighting, electrical circuit protection equipment, distribution transformers and transformer components. Large power transformers continued to be adversely affected by lower capital spending by utility customers.

     The Automotive Products segment generated revenues of $1.67 billion in 1993, which accounted for 36% of 1993 operating revenues, compared with $1.29 billion in 1992. This 30% increase was due to the inclusion of 12 months of Moog Automotive revenues in 1993 versus only three months in 1992. Excluding the effects of Moog, revenues were down 1% compared with the preceding year. Sales to domestic original equipment manufacturers improved over 1992 resulting in higher sales of wiper and lighting products during 1993. However, declines in domestic and Canadian sales of brake products and in European sales of spark plugs and wiper products more than offset otherwise steady demand from the automotive aftermarket.

     The Tools & Hardware segment, which comprised 17% of 1993 operating revenues, reported revenues of $808 million compared with $812 million in 1992. After excluding the effects of acquisitions made during 1993 and 1992, revenues were down 3%. The revenue decline resulted primarily from the combined effects of weak consumer confidence and severe price competition in window coverings markets and sluggish European and export demand for tools. These weaknesses more than offset the modest improvement in domestic hand tool sales caused by strengthening residential construction activity and industrial production.

     1992 Revenues Cooper's 1992 revenues from continuing operations of $4.47 billion (excluding nonrecurring income items discussed below) were up 4% compared with 1991. Improvements in demand in the Electrical Products and Automotive Products segments, along with the acquisition of Moog Automotive, more than offset softness in Canadian and some European markets.

     The Electrical Products segment contributed 51% of Cooper's total operating revenues, improving 3% from $2.12 billion in 1991 to $2.19 billion in 1992 (up about 6% after adjusting both periods for divestitures). Higher levels of housing construction activity, as well as improved industrial production and maintenance and repair spending, favorably affected sales of lighting fixtures, fuses and some electrical construction materials.

Gains by electronics producers also contributed to increased sales of electronic wire and cable compared with the prior year. Utility customers continued to spend on maintenance and efficiency improvement projects; however, capital spending remained at low levels. In addition, the prior-year results were adversely affected by a third-quarter work stoppage at Cooper's large power transformer plant in Canonsburg, Pennsylvania.

     Revenues in the Automotive Products segment were $1.29 billion, or 30% of total operating revenues during 1992, an increase of 12% over the $1.15 billion reported in 1991. Excluding the effects of Moog Automotive, which was acquired during the fourth quarter of 1992 (see Note 5 of the Notes to Consolidated Financial Statements), revenues were up 2%. Aftermarket demand, which accounted for the vast majority of this segment's sales, improved moderately in most product areas. Demand from domestic original equipment manufacturers also improved, reflecting increased production of trucks and minivans. These increases were partially offset by weak European markets, primarily affecting spark plug sales.

     Revenues from the Tools & Hardware segment declined 4% to $812 million, representing 19% of total operating revenues. Adjusted for acquisitions, revenues decreased approximately 7% compared with the prior year. Demand for Cooper's hand- and air-powered tools fell as durable goods manufacturing activity slowed internationally. The rise in domestic residential construction activity and industrial production was modestly beneficial to Cooper's domestic hand tools operations; however, reduced spending on residential redecorating and price competition depressed revenues in this segment's window treatments business.

NONRECURRING ITEMS

     Cooper's pretax earnings for 1992 included nonrecurring corporate income of $6.6 million and nonrecurring expense of $50 million. The net after-tax effect of these nonrecurring items (a $29 million expense) was partially offset by $11 million of income tax expense reductions. See Note 3 of the Notes to Consolidated Financial Statements for additional information. The $50 million of nonrecurring expense resulted from establishing accruals with respect to productivity improvement, consolidation and asset disposition programs in all of Cooper's continuing segments. These programs, which started in 1993, were largely completed during 1994 and are expected to have a favorable effect on earnings through reduced costs, increased efficiency and other ancillary benefits.

     Also, during the year ended December 31, 1992, Cooper elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 106 (Employer's Accounting for Postretirement Benefits Other Than Pensions), SFAS No. 109 (Accounting for Income Taxes) and SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Applying the new provisions resulted in a one-time charge against first-quarter 1992 net earnings of $590 million, or $5.19 per fully diluted share. In addition, income from continuing operations was decreased by $18 million, or 16 cents a share, to reflect the 1992 current-year effects of the new standards. See Note 4 of the Notes to Consolidated Financial Statements for further information.

     At the end of the third quarter of 1993, Cooper commenced the final phase of a multi-year program designed to revitalize ongoing operations and eliminate noncore businesses. The completion of the Belden Inc. public offering provided a $274-million pretax gain. That gain was entirely offset by a charge, as restated and realigned to segregate continuing and discontinued operations, for a number of management actions including the write-down of the Cameron Forged Products division to reflect the final purchase price paid by Wyman-Gordon Company; a write-down of internally developed capitalized software; a reduction in the carrying value of the machinery and equipment and certain other plant and equipment associated with Cooper's transformer product line included in the Electrical Products segment; and accruals of $126 million for a number of facility consolidations, shutdowns and rationalizations. The facility projects are planned for all of Cooper's continuing segments and involve operations in the United States, Canada and Europe. While spending for these projects commenced during 1994, some projects will not be completed until 1997.

     These actions are in addition to those provided for in the third quarter of 1992, as well as the realignment of the Champion Spark Plug operations undertaken in connection with that acquisition. While the Champion realignments have been completed domestically, they are still in progress in Europe and other parts of the world. Although these projects involve significant expenditures, the spending is over several years, and thus, the various projects will not constitute a significant strain on Cooper's overall financial resources or create a liquidity problem. Each of the projects was approved only after careful assessment that indicated that each project, when completed, will significantly increase productivity, operating efficiencies or other cost savings in the future.

     In late 1993, Cooper announced an agreement in principle to sell its Cameron Forged Products Division to Wyman-Gordon Company and its intention to spin off to its Common shareholders the Gardner-Denver Industrial Machinery operations headquartered in Quincy, Illinois. Additional information regarding 1993 nonrecurring income and expense items is set forth in Note 3 of the Notes to Consolidated Financial Statements.

     During 1994, nearly all of the productivity improvement and consolidation programs accrued in 1992 were completed. With respect to the 1993 accruals, several projects were completed and others were commenced. Among the projects completed in 1994 was the shutdown of the large power transformer business that operated from a single manufacturing location in Canonsburg, Pennsylvania. The accrual for this shutdown accounted for nearly 30% of the amounts accrued in 1993. Actions remaining for this project include establishment of a separate service operation either through a third party or another Cooper operation in order to fulfill ongoing obligations to customers of the former business and the disposition of the Canonsburg facility. During 1995, Cooper intends to slow down several projects scheduled to commence during the year. See "Liquidity, Capital Resources and Financial Position" below.

OPERATING EARNINGS

     For purposes of this discussion, operating earnings is defined as earnings from continuing operations before consideration of corporate income and expense, interest, taxes and nonrecurring items.

     1994 Operating Earnings Operating earnings decreased from $640 million in 1993, to $619 million in 1994, or a 3% year-to-year reduction. After excluding the effects of divestitures, operating earnings increased from $594 million in 1993 to $626 million in 1994, a 5% year-to-year improvement. As discussed in greater detail below, all three of Cooper's segments contributed to the year-to-year improvement after considering divestitures.

     The Electrical Products segment generated operating earnings of $326 million (53% of total operating earnings) compared with earnings of $359 million in 1993. Adjusted for the effects of recent divestitures and the large power transformer shutdown, 1994's adjusted earnings would be $335 million as compared to $326 million in 1993. While earnings benefited from the improved sales discussed previously, the comparative return on sales percentages declined slightly, reflecting short-term start-up costs related to several facility relocations and continued competitive market conditions. Additionally, return on sales was adversely affected by the closure of the large power transformer operations discussed above. On the positive side, recent acquisitions and new product introductions have added to profits but are not yet at return-on-sales levels anticipated when fully integrated from both a manufacturing and marketing perspective.

     The Automotive Products segment represented 31% of Cooper's total operating earnings for 1994, with operating earnings of $190 million compared with earnings of $189 million in 1993. Adjusted for the effects of recent divestitures, 1994's adjusted earnings would be $189 million as compared to $177 million in 1993. Comparative return on sales improved year to year for this segment. Industry conditions in the aftermarket appear to have improved somewhat after being depressed for nearly a year and a half. Additionally, the growth in worldwide original equipment demand has been more than sufficient to offset short-term disruptions experienced in connection with various business consolidation actions taken by Cooper. While the acquisitions discussed under 1994 revenues have made small contributions to the profitability of this segment, more substantial benefits are anticipated for 1995 and later years.

     Operating earnings in the Tools & Hardware segment, which was not affected by divestitures, increased by 12% to $102 million in 1994 from $92 million in 1993, and represented 16% of total operating earnings. Return on sales was essentially unchanged year to year. While the majority of the earnings improvement for this segment is attributable to the previously described sales increases, consolidation projects completed over the last several years as well as the benefits from several product line acquisitions contributed to profitability.

     1993 Operating Earnings Operating earnings improved 11% from $576 million in 1992 to $640 million in 1993. Significant improvement in Cooper's Automotive Products segment, resulting from the acquisition of Moog Automotive, augmented steady improvements in Cooper's other continuing business segments.

     The Electrical Products segment continued to post steady improvement in operating earnings, which grew 2% to $359 million, and comprised 56% of Cooper's operating earnings, even with the inclusion of only nine months' earnings from the Belden wire and cable business. Excluding the results of Belden and the effects of acquisitions from both 1993 and 1992, operating earnings outpaced the sales growth, improving 6% from the previous year. The segment's earnings also benefited from operating efficiencies and cost-containment measures, which resulted in a lower percentage of selling and administrative expenses per sales dollar. These benefits were partially offset, however, by the decline in demand for higher-margin power products and weak pricing for distribution transformers.

     The Automotive Products segment generated operating earnings of $189 million in 1993, compared with $139 million in 1992, with the entire increase being attributable to the inclusion of Moog for a full year in 1993 versus only one quarter in 1992. This segment's earnings represented 30% of Cooper's total operating earnings. Absent Moog's revenues and earnings, operating earnings would have declined in line with the small decrease in revenues discussed previously. The gross margin percentage (defined as revenues less cost of sales, as a percentage of revenues) improved slightly, primarily due to the inclusion of Moog. Selling and administrative expenses as a percentage of revenues were only slightly, less favorable than the prior year despite the higher ratio of such costs at the acquired Moog operations as compared to Cooper's existing operations. This reflected management's emphasis on keeping such spending in line with operating levels.

     Operating earnings of the Tools & Hardware segment increased 10% to $92 million in 1993 and represented 14% of Cooper's total operating earnings. Excluding the earnings gains from acquisitions, the segment's operating income improved in excess of 4% despite continued sluggishness in Europe and depressed conditions in North American window coverings markets. Profit improvement programs over the past several years and current spending controls provided the basis for the earnings improvement despite the small decline in revenues.

     Operating earnings from continuing operations were 13.4% of revenues in 1993, compared with 12.9% in 1992.

     1992 Operating Earnings The following table shows the 1992 operating earnings of Cooper's continuing segments before and after the effects of the accounting changes discussed above and in Note 4 of the Notes to Consolidated Financial Statements. The discussion that follows focuses on the Comparative Segment Totals.

                       1992 OPERATING EARNINGS BY SEGMENT

                                                     ADD BACK
                                                    EFFECTS OF      COMPARATIVE
                                    AS REPORTED     ACCOUNTING        SEGMENT
                                    IN NOTE 16        CHANGES         TOTALS
                                    -----------     -----------     -----------
                                                    (MILLIONS)
    Electrical Products............  $ 353.2          $ 5.1          $ 358.3
    Automotive Products............    139.0           16.2            155.2
    Tools & Hardware...............     83.4            2.2             85.6
                                   ---------       --------        ---------
                                     $ 575.6          $23.5          $ 599.1
                                   =========       ========        =========

     Operating earnings of $599 million were up 4% over the $574 million in 1991. Modest improvements in earnings from the Electrical Products and Automotive Products segments more than offset the significant decline in the Tools & Hardware segment.

     The Electrical Products segment generated operating earnings of $358 million in 1992, 60% of Cooper's total operating earnings and an 8% improvement over the $330 million in the prior year. The improvement was primarily the result of higher sales volumes generated by the strong demand for lighting fixtures, electrical circuit protection equipment and electronic wire and cable as discussed under "Revenues". Operating efficiencies also resulted in margin improvements and lower selling and administrative expenses per sales dollar, which supplemented the earnings improvement.

     The Automotive Products segment represented 26% of Cooper's total operating earnings for 1992, with operating earnings of $155 million, compared with $145 million in the prior year. This 7% increase over 1991 was attributable to the acquisition of Moog Automotive. Excluding the effects of the Moog acquisition, earnings for the year were flat. Lower overhead spending from cost controls throughout this segment was essentially offset by the effect on margins of sluggish sales of spark plugs.

     Operating earnings in the Tools & Hardware segment declined from $98 million in 1991 to $86 million in 1992, and represented 14% of total operating earnings. Earnings were affected primarily by the lower sales volumes. The gross margin on sales improved slightly as a result of operating adjustments made in response to the lower activity.

PRICING AND VOLUME

     In each of Cooper's continuing segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

     It is Cooper's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, during 1994, unit volume increased in all three business segments; during 1993, unit volume increased in the Electrical Products segment, was relatively unchanged in the Automotive Products segment, and decreased in Tools & Hardware; and, during 1992, unit volume increased in the Electrical Products and Automotive Products segments and decreased in the Tools & Hardware segment.

     During the three-year period ending in 1994, Cooper was unable to increase prices to offset cost increases in selected product offerings in all segments. Cooper has been able to control costs through manufacturing improvements and other areas during this period so that the inability to increase prices has not significantly affected profitability in the segments except for the Tools & Hardware segment during the 1992 period and power equipment products within the Electrical Products segment during all periods.

EFFECT OF INFLATION

     During each year, inflation has had a relatively minor effect on Cooper's continuing results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheet were recorded in business combinations that were accounted for as purchases. At the time of such acquisitions, the assets and liabilities were adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

1994 NET OF TAX EARNINGS

     Net of tax earnings from continuing operations for the year 1994 increased 10% to $297.1 million compared to $270.9 million in 1993, after both years are adjusted to exclude the effect of divestitures and the large power transformer shutdown. This result reflects not only the improved segment operating earnings discussed above but also the benefit of lower interest expense and a positive combined effect from higher general Corporate expenses being more than offset by higher Corporate other income. The lower interest expense results from lower average outstanding debt amounts between the two years partially offset by higher interest rates, particularly in the latter part of 1994. The higher Corporate income is primarily attributable to a full year's benefit from the Belden tax sharing agreement compared with only one quarter in 1993 and a gain on the sale of a Corporate airplane. The higher general Corporate expenses are primarily attributable to increased benefit costs with higher pension and ESOP matching expense being the primary factors. These amounts were partially offset by a 1.1 percentage point increase in Cooper's overall effective tax rate. This increase resulted from the 1% increase in the U.S. Federal tax rate that occurred in 1993. In 1993, the rate increase was almost entirely offset by a related adjustment of deferred tax balances, while in 1994 there was no comparable offset.

1993 NET OF TAX EARNINGS

     Net of tax earnings from continuing operations for the year 1993 increased 25% to $299.0 million compared to $239.6 million in 1992. This improvement reflects the higher operating earnings discussed previously, augmented by lower interest and corporate general expenses partially offset by the effect of a higher tax rate. Interest expense decreased 13% or $11.6 million primarily as a result of lower interest rates. During 1993, Cooper's interest rate swaps resulted in $2.8 million of higher interest expense than would have resulted if Cooper's expense had been based on the actual floating-rate of its commercial paper borrowings. The interest rate swaps have been considered to relate entirely to continuing operations. See Note 11 of the Notes to Consolidated Financial Statements for further information on Cooper's debt structure and the statement of Consolidated Cash Flows for information regarding debt activity. General corporate expenses declined as a result of management's focus on cost controls during the year. The effective tax rate for continuing operations increased 2% from 1992's rate, which was favorably impacted by a nonrecurring tax adjustment.

1992 NET OF TAX EARNINGS

     Net of tax earnings from continuing operations for the year 1992 increased 4% to $239.6 million compared with $231.2 million in 1991. Improved operating performance was almost entirely offset by the current year effect of the accounting principle changes such that lower interest expense (partially offset by higher corporate general expense) and a reduction in the effective tax rate accounted for essentially all of the year to year increase. Interest expense declined 26% to $93 million for the year. Lower debt levels during most of the year, largely due to strong operating cash flows, combined with lower effective borrowing rates resulted in the decrease. General corporate expenses increased $10 million and the effective tax rate declined by 4.3%, largely due to the nonrecurring tax adjustment discussed previously.

DISCONTINUED OPERATIONS

  Revenues and Earnings

     Cooper's consolidated results for 1994 include income from the operations of the discontinued businesses of $.3 million before the $313 million, net of tax, charge related to the decision to discontinue the P&I segment. These amounts are based on results of operations through September 30, 1994 and do not include results with respect to the fourth quarter of 1994. Under rules governing the accounting for discontinued operations, the estimated results for the fourth quarter of 1994 were included as part of the $313 million charge. Following the completion of the Exchange Offer, earnings estimates covering the period from October 1, 1994 until the completion of the Exchange Offer, as well as other estimates that comprised the $313 million, will be adjusted to actual results. Although not included as part of Cooper's consolidated results, except by virtue of the aforementioned estimate, the actual fourth quarter results for the discontinued operations reflected a net of tax loss of approximately $1 million, which was in line with expectations. Revenues for the full year were $1.11 billion, compared with 1993 revenues of $1.50 billion, representing a 26% decline. Excluding the effects of the spin-off of Gardner Denver Machinery Inc. during 1994, the decline in revenues was 22%. This decline resulted primarily from the drop in oil prices in late 1993 that caused many of the customers for products produced by the discontinued operations to delay or cancel placing anticipated orders. The magnitude and suddenness of the downturn exceeded the ability of the operations to reduce costs, resulting in a significant decline in margins. In addition, competitive pricing caused margins to decline even further.

     Income from discontinued operations was $68.1 million in 1993, compared with $121.7 million in 1992. Revenues declined 10% to $1.50 billion in 1993, compared with $1.67 billion in 1992. Excluding the effects attributable to the early 1993 disposition of the mining and construction operations, the revenue decline was 6%. Earnings declined primarily because of the decrease in revenues, caused by the continued decline in worldwide oil and gas production and transmission projects and augmented by the fourth-quarter drop in oil prices. The depressed market conditions and the resulting pricing pressures caused margins to shrink faster than management's ability to adjust short-term operating levels. Although selling and administrative expenses declined significantly, they were slightly higher than the previous year as a percentage of revenues due to the severity of the revenue decline.

     Revenues were $1.67 billion in 1992, compared with $1.85 billion in 1991. Income from discontinued operations was $121.7 million in 1992, compared with $162.0 million in the previous year. The decline in demand for domestic oil and gas exploration and production equipment due to the general condition of the domestic energy markets, coupled with weak markets for industrial equipment, had a significant, unfavorable impact on the earnings of the discontinued operations. Sales declined faster than Cooper's ability to adjust selling and administrative expenses in the short term, further contributing to the decline.

FULLY DILUTED EARNINGS PER SHARE

     Earnings per fully diluted share declined from income of $2.75 in 1993 to a loss of $.64 in 1994. Income from continuing operations decreased from $2.15 per share to $2.10 per share, while discontinued operations fell from income of $.60 per share to a loss of $2.74 per share. Excluding the charge for discontinued operations of $313 million or $2.74 per share recognized in the third quarter of 1994, income from discontinued operations declined from income of $.60 per share in 1993 to less than $.01 per share in 1994. The same factors discussed above led to the changes in share earnings.

     Earnings per fully diluted share increased to $2.75 in 1993, up 1% from 1992's income before the cumulative effect of changes in accounting principles. Income from continuing operations improved from $1.64 per share in 1992 to $2.15 per share in 1993, while per-share earnings from discontinued operations fell from $1.07 in 1992 to $0.60 in 1993. The same factors discussed above contributed to the change in fully diluted share earnings, partially offset by a higher number of shares utilized in the calculation. The number of weighted average shares used in the fully diluted earnings per share computation was
114.2 million in 1993 compared with 113.8 million in 1992. In addition to normal annual activity, the increase in shares reflects the issuance of 475,256 shares in September 1993 in connection with Cooper's biennial employee stock purchase program as further discussed in Note 15 of the Notes to Consolidated Financial Statements.

     Earnings per fully diluted share before the cumulative effect of changes in accounting principles decreased from $3.01 in 1991 to $2.71 in 1992. Income from continuing operations decreased from $1.78 per share to $1.64 per share, while discontinued operations fell from $1.23 per share to $1.07 per share in 1992. That continuing operations' fully diluted earnings per share would decline by 14 cents, while net of tax income is increasing by $8.4 million is an anomaly created by the rules governing the computations of earnings per share when multiple computations are involved. Under these rules all earnings per share amounts must be computed utilizing the same computation even though one of the computations results in an "anti-dilutive" result, which is normally not allowed. The situation arose in 1991 when the shares issuable with respect to the $1.60 Convertible Exchangeable Preferred Stock ("$1.60 Preferred Stock") are more dilutive to net income than the dividend with respect to the $1.60 Preferred Stock. The cumulative effect of changes in accounting principles during 1992 amounted to $5.19 per fully diluted share, resulting in a net loss for the year of $2.48 per share. The same factors discussed above led to the decline in share earnings. The assumed conversion of the 7% debentures and the $1.60 Preferred Stock into Common stock was anti-dilutive at the net income level in 1992; therefore, conversion was not assumed in the 1992 computation of share earnings.

EARNINGS OUTLOOK

     Assuming a reasonably stable or growing economy, Cooper currently expects each of its segments to grow steadily during 1995. The performance of the Electrical Products and Tools & Hardware segments should reflect the expected improvement in domestic and international markets and gains from revenue-growth and cost-improvement programs. The Automotive Products segment should continue to benefit from actions taken to make its operations more efficient and from a renewed focus on customer service. In addition to anticipated segment growth, the exchange of the $1.60 Preferred Stock into 7.05% Convertible Subordinated Debentures will provide approximately $20 million of additional income in the earnings per share calculation, while the Cooper Cameron Exchange Offer will aid earnings per share by reducing outstanding shares of Cooper Common stock.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL POSITION

  Working Capital

     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable and accrued liabilities, excluding the initial effects of acquisitions and divestitures, as well as foreign currency translation, nonrecurring income and expense items, and the cumulative effect of accounting changes and after the restatement to reflect discontinued operations.

     During 1994, operating working capital increased by $106 million, reflecting increases in receivables and inventories partially offset by higher accounts payable and accrued liabilities. The increase in receivables resulted from the revenue growth discussed previously as well as an industry wide trend to increased use of extended terms for receivables as a basis for competition. The increase in inventory occurred in all three segments and resulted from revenue growth in addition to initially higher inventory levels related to various warehouse and other consolidation projects. While the current levels of operating working capital will not, in management's judgment, seriously constrain Cooper's overall liquidity or capital resources, they do represent an area of opportunity for significant future reductions. Realization of these reductions is receiving increased management attention.

     During 1993, operating working capital decreased by $23 million. Higher receivables at year-end 1993 were more than offset by reductions in inventories and increases in accounts payable and accrued liabilities compared with the previous year-end. The decrease in inventories was primarily due to effective working capital management. The increase in receivables and accounts payable and accrued liabilities was due to normal operating activities.

     During 1992, operating working capital increased by $57 million. This change was comprised of higher receivables and lower inventories and accounts payable and accrued liabilities, resulting primarily from normal operating activity.

  Cash Flows

     During 1994, net cash flows from the operating activities of continuing operations totaled $321 million. These cash flows as well as the $40 million of net cash flows generated by the discontinued operations and other miscellaneous cash flows totaling a net of $27 million covered all but $27 million of the $415 million used for dividends and capital expenditures. This $27 million combined with the $281 million utilized for acquisitions and the $107 million of taxes paid with respect to the 1993 gain on sale of Belden accounts for the debt increase of $415 million.

     As discussed under "Nonrecurring Items" above, during 1992 and 1993, Cooper accelerated consideration of a number of projects that involved additional cash flows during 1994 and will continue to require cash for the next several years. Since the timing of the various projects is within management's control and discretion, the Company does not believe that the resources required for the completion of these projects will strain Cooper's overall liquidity or capital resources.

     During 1993, net cash flows from continuing operating activities were $478 million. These cash flows were augmented by proceeds from the disposition of businesses of $396 million (including approximately $390 million from the sale of Belden), proceeds from sales of fixed assets of $17 million, proceeds from stock option and other plans of $12 million, and $36 million of cash flow provided by discontinued operations. These cash flows allowed Cooper to fund capital expenditures of $188 million, dividends of $203 million and acquisitions of $101 million, and to reduce indebtedness by $453 million.

     During 1992, net cash flows from continuing operating activities totaled $356 million. These positive cash flows, along with $39 million of proceeds from business divestitures, $19 million from sales of plant and equipment, $45 million from stock option and other plans, and $213 million of cash flow provided by discontinued operations allowed Cooper to expend $638 million on acquisitions and $182 million on capital expenditures and to pay $193 million of dividends, while only increasing outstanding indebtedness, exclusive of debt assumed in acquisitions, by $334 million.

  Debt

     The ratio of continuing operations' debt to total capitalization at December 31, 1992 was 36.2% compared with 27.5% at year-end 1993 and 36.3% at year-end 1994. The decrease between 1992 and 1993 was primarily attributable to the sale of Belden, while the increase between 1993 and 1994 reflects not only a higher debt level but also a reduction in shareholders' equity. The increase in debt was discussed above under "Cash Flows" while the notable items with respect to the equity reduction were the $313 million net of tax charge with respect to the discontinuance of the P&I segment and the $153 million special dividend related to the spin-off of Gardner Denver Machinery Inc. See Notes 1 and 3 of the Notes to Consolidated Financial Statements for additional information.

     As a result of the exchange on January 1, 1995 of the $1.60 Preferred Stock for 7.05% Convertible Subordinated Debentures, Cooper's debt to total capitalization ratio increased to 52%. See Note 11 for further information on the terms of the debentures. When the Exchange Offer with respect to the split-off of P&I is completed, Cooper will reduce shareholders' equity by an additional approximately $650 million less, as described in Note 1 to the Consolidated Financial Statements, the effect of any shares of Cooper Cameron Common stock retained by Cooper either through an adjustment of the 1994 earnings charge related to the discontinuance of P&I or by a direct adjustment to shareholders' equity. If this adjustment and the exchange of the $1.60 Preferred occurred at December 31, 1994, Cooper's debt to total capitalization ratio would have increased to 62%. As a result of these significant anticipated changes in Cooper's debt to total capitalization ratio, meetings were held in November 1994 with the various rating agencies that assign ratings to the short-term and long-term debt instruments issued by public companies such as Cooper. These meetings resulted in no change from one agency, a small downgrade by one agency and the placement of Cooper on a "watch list" by a third agency. These changes increased the cost of Cooper's commercial paper borrowing by 5/100ths of one percent which will result in an increase in Cooper's interest expense of approximately $.6 million at current borrowing levels.

     As a result of the anticipated higher than normal debt ratio discussed above, Cooper will be placing increased emphasis on maximizing the cash flows from its operations, reducing its investment in working capital. In addition, Cooper will take other appropriate actions to ensure that the debt ratio can be returned to Cooper's target range of 35 to 45%.

  Capital Expenditures and Commitments

     Capital projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity have increased from $182 million in 1992 to $188 million in 1993 and $209 million in 1994. At December 31, 1994, commitments for capital expenditures amounted to $162 million, compared with $217 million at year-end 1993. This decrease reflects the heightened emphasis on cash flows discussed above. The commitments for 1995 include approximately $43 million for capacity expansion, $76 million for machinery and equipment modernization and enhancement, $17 million for various computer hardware and software projects, $6 million related to environmental matters and $20 million for other items.

  Financial Position

     Cooper's financial position reflects the various factors discussed previously under "Revenues", Nonrecurring Items", "Operating Earnings", "Working Capital", "Cash Flows", "Debt", and "Capital Expenditures and Commitments".

     The increases in plant and equipment and intangibles are primarily attributable to the acquisitions that occurred in 1994. The decrease in other long-term liabilities resulted from the normal movement of accruals between long-term and current and a reduction in Cooper's minimum pension liability. The increase in other noncurrent assets related primarily to Cooper's investments in equity securities. Other changes in the various components of Cooper's financial position were the result of normal operating activities.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

     We have audited the accompanying consolidated balance sheet of Cooper Industries, Inc. as of December 31, 1993 and 1994, and the related statements of consolidated results of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 4 of the Notes to Consolidated Financial Statements, in 1992 the Company changed its methods of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits.


                                  /s/ ERNST & YOUNG LLP
                                  ----------------------


Houston, Texas
January 23, 1995

                            COOPER INDUSTRIES, INC.

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                1992        1993        1994
                                                               -------     -------     -------
                                                                (IN MILLIONS EXCEPT PER-SHARE
                                                                            DATA)
Revenues..................................................... $4,468.4    $4,776.4    $4,588.0
                                                               -------     -------     -------
Costs and Expenses
  Cost of sales..............................................  2,969.4     3,163.0     3,026.4
  Depreciation and amortization..............................    211.8       215.9       199.0
  Selling and administrative expenses........................    759.1       810.6       784.6
  Interest expense...........................................     92.5        80.9        73.3
  Nonoperating gain on 1993 IPO of Belden Inc. and other.....     (6.6)     (273.8)         --
  Nonrecurring expense.......................................     50.1       273.8          --
                                                               -------     -------     -------
                                                               4,076.3     4,270.4     4,083.3
                                                               -------     -------     -------
     Income from continuing operations before income taxes
       and cumulative effect of changes in accounting
       principles............................................    392.1       506.0       504.7
Income taxes.................................................    152.5       207.0       211.9
                                                               -------     -------     -------
     Income from continuing operations before cumulative
       effect of changes in accounting principles............    239.6       299.0       292.8
Income from discontinued operations, net of taxes............    121.7        68.1          .3
Charge for discontinued operations...........................       --          --      (313.0)
                                                               -------     -------     -------
     Income (loss) before cumulative effect of changes in
       accounting principles.................................    361.3       367.1       (19.9)
     Cumulative effect on prior years of changes in
       accounting principles.................................   (590.0)         --          --
                                                               -------     -------     -------
          Net Income (Loss)..................................  $(228.7)    $ 367.1     $ (19.9)
                                                               =======     =======     =======
Income (Loss) Per Common Share
  Primary--
     Income from continuing operations before cumulative
       effect of changes in accounting principles............  $  1.64     $  2.15     $  2.10
     Income (loss) from discontinued operations..............     1.07         .60       (2.74)
     Cumulative effect on prior years of changes in
       accounting principles.................................    (5.19)         --          --
                                                               -------     -------     -------
          Net Income (Loss)..................................  $ (2.48)    $  2.75     $  (.64)
                                                               =======     =======     =======
  Fully diluted--
     Income from continuing operations before cumulative
       effect of changes in accounting principles............  $  1.64     $  2.15     $  2.10
     Income (loss) from discontinued operations..............     1.07         .60       (2.74)
     Cumulative effect on prior years of changes in
       accounting principles.................................    (5.19)         --          --
                                                               -------     -------     -------
          Net Income (Loss)..................................  $ (2.48)    $  2.75     $  (.64)
                                                               =======     =======     =======
Cash Dividends Per Common Share..............................  $  1.24     $  1.32     $  1.32
                                                               =======     =======     =======

     The Notes to Consolidated Financial Statements are an integral part of these statements. Amounts for both 1992 and 1993 have been restated to reflect discontinued operations.

                            COOPER INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                         1993          1994
                                                                        -------       -------
                                                                         (IN MILLIONS EXCEPT
                                                                             SHARE DATA)
                               ASSETS
Cash and cash equivalents............................................   $  13.0       $  25.3
Receivables..........................................................     801.3         904.4
Inventories..........................................................     904.2         988.5
Other................................................................     198.2         182.0
                                                                       --------      --------
          Total Current Assets.......................................   1,916.7       2,100.2
                                                                       --------      --------
Net assets of discontinued operations................................   1,068.1         646.4
Net assets of Cameron Forged Products................................      74.9            --
Plant and equipment, at cost less accumulated depreciation...........   1,115.9       1,187.5
Intangibles, less accumulated amortization...........................   1,946.4       2,153.9
Deferred income taxes, investments and other assets..................     239.7         312.7
                                                                       --------      --------
          Total Assets...............................................  $6,361.7      $6,400.7
                                                                       ========      ========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt......................................................   $  99.7       $ 179.2
Accounts payable and accrued liabilities.............................   1,036.2       1,133.1
Accrued income taxes.................................................     107.1           1.7
Current maturities of long-term debt.................................     157.8          19.1
                                                                        -------       -------
          Total Current Liabilities..................................   1,400.8       1,333.1
                                                                        -------       -------
Long-term debt.......................................................     883.4       1,361.9
Postretirement benefits other than pensions..........................     634.5         638.0
Other long-term liabilities..........................................     433.4         326.6
                                                                        -------       -------
          Total Liabilities..........................................   3,352.1       3,659.6
                                                                        -------       -------
$1.60 Convertible Exchangeable Preferred stock, $1.00 par value;
  33,376,420 shares authorized.......................................      33.2          30.6
Common stock, $5.00 par value; 250,000,000 shares authorized.........     571.3         584.6
Capital in excess of par value.......................................   1,122.1       1,176.5
Retained earnings....................................................   1,526.5       1,153.4
Unearned employee stock ownership plan compensation..................    (125.2)       (147.4)
Minimum pension liability............................................     (67.3)        (55.0)
Translation component................................................     (47.1)        (49.4)
Common stock held in treasury, at cost...............................      (3.9)           --
Unrealized gain on investments, net of taxes.........................        --          47.8
                                                                       --------      --------
          Total Shareholders' Equity.................................   3,009.6       2,741.1
                                                                       --------      --------
          Total Liabilities and Shareholders' Equity.................  $6,361.7      $6,400.7
                                                                       ========      ========

     The Notes to Consolidated Financial Statements are an integral part of these statements. Amounts for 1993 have been reclassified to reflect discontinued operations. The $1.60 Convertible Exchangeable Preferred stock was converted into 7.05% Convertible Subordinated Debentures effective January 1, 1995. See Note 11 for further information.

                            COOPER INDUSTRIES, INC.

                            CONSOLIDATED CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                  1992         1993        1994
                                                                 -------      ------      ------
                                                                          (IN MILLIONS)
Cash flows from operating activities:
  Net income (loss)...........................................   $(228.7)     $367.1      $(19.9)
  Less: (Income) loss from discontinued operations............    (121.7)      (68.1)      312.7
                                                                 -------      ------      ------
  Income (loss) from continuing operations....................    (350.4)      299.0       292.8
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation.............................................     149.5       145.2       128.2
     Amortization.............................................      62.3        70.7        70.8
     Deferred income taxes....................................     197.1       (15.5)       81.4
     Postretirement benefits other than pensions..............      14.1        (5.8)       (2.1)
     Nonoperating gain on 1993 IPO of Belden Inc. and other,
       net of tax.............................................     (15.0)     (164.3)         --
     Nonrecurring expense, net of tax.........................      32.6       164.3          --
     Cumulative effect of changes in accounting principles....     590.0          --          --
     Changes in assets and liabilities:(1)....................
       Receivables............................................     (20.0)      (47.4)      (71.3)
       Inventories............................................      55.5        31.1       (60.4)
       Accounts payable and accrued liabilities...............     (92.7)       39.7        25.6
       Accrued income taxes...................................      21.9       (46.8)       (8.0)
       Other assets and liabilities, net......................    (288.6)        8.1      (136.3)
                                                                 -------      ------      ------
          Net cash provided by operating activities...........     356.3       478.3       320.7
                                                                 -------      ------      ------
Cash flows from investing activities:
  Cash paid for acquired businesses...........................    (637.7)     (100.9)     (280.6)
  Taxes paid in 1994 with respect to the 1993 gain on the sale
     of Belden Inc............................................        --          --      (107.0)
  Capital expenditures........................................    (181.9)     (188.4)     (208.7)
  Proceeds from sales of plant and equipment..................      19.1        16.9        15.4
  Proceeds from disposition of businesses.....................      38.9       396.1        27.7
  Other.......................................................       1.5        (1.1)       (2.9)
                                                                 -------      ------      ------
          Net cash provided by (used for) investing
            activities........................................    (760.1)      122.6      (556.1)
                                                                 -------      ------      ------
Cash flows from financing activities:
  Additions to debt...........................................     749.2       257.7       722.0
  Reductions of debt..........................................    (415.2)     (710.7)     (307.1)
  Dividends...................................................    (193.3)     (203.4)     (205.9)
  Purchase of treasury shares.................................        --        (4.5)      (19.9)
  Activity under stock option and other plans.................      44.7        16.8        21.7
                                                                 -------      ------      ------
          Net cash provided by (used for) financing
            activities........................................     185.4      (644.1)      210.8
                                                                 -------      ------      ------
Cash flows provided by discontinued operations................     213.1        35.5        40.4
Effect of translation on cash and cash equivalents............       3.7         2.9        (3.5)
                                                                 -------      ------      ------
Increase (Decrease) in cash and cash equivalents..............      (1.6)       (4.8)       12.3
Cash and cash equivalents, beginning of year..................      19.4        17.8        13.0
                                                                 -------      ------      ------
Cash and cash equivalents, end of year........................   $  17.8      $ 13.0      $ 25.3
                                                                 =======      ======      ======

- ---------------

(1) Net of the effects of acquisitions, divestitures, translation, nonrecurring items and the cumulative effect of changes in accounting principles.

     The Notes to Consolidated Financial Statements are an integral part of these statements. Amounts for both 1992 and 1993 have been restated to reflect discontinued operations. See Note 18 for information on noncash investing and financing activities.

                            COOPER INDUSTRIES, INC.

                  CONSOLIDATED CHANGES IN SHAREHOLDERS' EQUITY

                                                         CAPITAL               UNEARNED
                                   $1.60                   IN                  EMPLOYEE                COMMON
                                 CONVERTIBLE             EXCESS                 STOCK                   STOCK
                                 EXCHANGEABLE              OF                  OWNERSHIP     MINIMUM     HELD
                                  PREFERRED   COMMON      PAR      RETAINED      PLAN        PENSION      IN
                                   STOCK       STOCK     VALUE     EARNINGS   COMPENSATION  LIABILITY  TREASURY  OTHER(1)
                                 ----------   ------    -------    --------   ------------  ---------  --------  --------
                                                                      (IN MILLIONS)
BALANCE DECEMBER 31, 1991........  $32.9      $561.0   $1,035.1   $1,777.5     $(149.2)     $    --    $   --    $ 61.7
  Net loss.......................                                   (228.7)
  Cash dividends:
    Preferred stock -- $1.60.....                                    (52.8)
    Common stock.................                                   (140.5)
  Dividend reinvestment
    program......................                 .3        2.4
  Shares issued for:
    Conversions of debentures....     .2                    3.7
    Exercise of stock options....                2.3        9.3
    Executive restricted stock
      incentive plans............                 .9        6.2
  Employee stock ownership plans:
    Principal payments by ESOP...                                                 26.1
    Excess of cash contributions
      over expense...............                                                  (.4)
    Sale of additional shares....                2.3       23.9                  (26.2)
  Tax effect of:
    Disqualifying stock
      dispositions...............                           3.4
    Dividends paid to the ESOP...                                      3.6
  Translation loss...............                                                                                 (87.3)
  Adjustment for minimum pension
    liability....................                                                              (7.5)
  Other..........................                 .2        2.2
                                   -----      ------    -------    -------     -------      -------    ------    ------
BALANCE DECEMBER 31, 1992........   33.1       567.0    1,086.2    1,359.1      (149.7)        (7.5)       --     (25.6)
  Net income.....................                                    367.1
  Cash dividends:
    Preferred stock -- $1.60.....                                    (53.1)
    Common stock.................                                   (150.3)
  Dividend reinvestment
    program......................                 .3        2.2
  Acquisition of treasury stock,
    at cost......................                                                                        (4.5)
  Shares issued for:
    Conversions of debentures....     .1                    2.8
    Exercise of stock options....                1.6        7.1                                            .6
    Employee stock purchase
      plan.......................                2.4       21.2
  Employee stock ownership plan:
    Principal payments by ESOP...                                                 27.2
    Excess of cash contributions
      over expense...............                                                 (2.7)
  Tax effect of:
    Disqualifying stock
      dispositions...............                           2.3
    Dividends paid to the ESOP...                                      3.7
  Translation loss...............                                                                                 (21.5)
  Adjustment for minimum pension
    liability....................                                                             (59.8)
  Other..........................                            .3
                                   -----      ------    -------    -------     -------      -------    ------    ------

                                             (Table continued on following page)

                                                          CAPITAL                UNEARNED
                                     $1.60                  IN                   EMPLOYEE                COMMON
                                   CONVERTIBLE             EXCESS                 STOCK                   STOCK
                                   EXCHANGEABLE             OF                   OWNERSHIP    MINIMUM     HELD
                                    PREFERRED   COMMON      PAR      RETAINED      PLAN       PENSION      IN
                                     STOCK      STOCK      VALUE     EARNINGS   COMPENSATION LIABILITY  TREASURY  OTHER(1)
                                   ----------   ------    -------    --------   ------------ ---------  --------  --------
                                                                      (IN MILLIONS)
BALANCE DECEMBER 31, 1993........   33.2       571.3    1,122.1    1,526.5      (125.2)       (67.3)     (3.9)    (47.1)
  Net loss.......................                                    (19.9)
  Cash dividends:
    Preferred stock -- $1.60.....                                    (53.3)
    Common stock.................                                   (152.6)
  Dividend -- stock of Gardner
    Denver Machinery Inc.........                                   (152.9)
  Dividend reinvestment
    program......................                            .1                                           2.5
  Acquisition of treasury stock,
    at cost......................                                                                       (19.9)
  Conversion of $1.60 Preferred
    to Common....................   (2.7)        5.0      (20.1)                                         17.8
  Shares issued for:
    Conversions of debentures....     .1                    3.4
    Exercise of stock options....                 .3         .4                                           3.5
  Employee stock ownership plan:
    Sale of additional shares....                8.0       74.3                  (82.3)
    Difference between market
      value and cost on ESOP
      shares issued..............                          (6.7)
    Principal payments by ESOP...                                                 53.4
    Excess of cash contributions
      over expense...............                                                  6.7
    Dividends paid on unallocated
      shares.....................                                      1.9
  Tax effect of:
    Disqualifying stock
      dispositions...............                            .4
    Dividends paid to the ESOP...                           2.6        3.7
  Adjustment for minimum pension
    liability....................                                                              12.3
  Translation loss...............                                                                                  (2.3)
  Unrealized gain on Belden
    stock, net of tax............                                                                                  25.8
  Unrealized gain on Wyman-Gordon
    stock, net of tax............                                                                                  22.0
                                   -----      ------    -------    -------     -------      -------    ------    ------
BALANCE DECEMBER 31, 1994........  $30.6      $584.6   $1,176.5   $1,153.4     $(147.4)     $ (55.0)   $   --    $ (1.6)
                                   =====      ======   ========   ========    ========     ========   ======    =======

- ---------------

(1) At December 31, 1994, "Other" included ($49.4) million for translation component, $25.8 million, net of tax, for the unrealized gain associated with Cooper's investment in Belden, and $22.0 million, net of tax, for the unrealized gain associated with Cooper's investment in Wyman-Gordon.

     The Notes to Consolidated Financial Statements are an integral part of these statements. Applicable amounts for 1992 and 1993 have been restated to reflect discontinued operations.

                            COOPER INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DISCONTINUED OPERATIONS

     Following a special Board of Directors meeting in mid-September 1994, Cooper announced its decision to establish its petroleum and industrial equipment business as an independent, publicly-traded company through an exchange offer with Cooper's Common shareholders. Based on an exchange ratio that will be determined prior to the commencement of the exchange offer, Cooper's Common shareholders will be offered an opportunity to exchange some, all or none of their Cooper Common stock for up to 85.5% of the common stock of the newly-formed company, Cooper Cameron Corporation ("Cooper Cameron"). Cooper plans to retain a 14.5% interest in Cooper Cameron. The exchange is expected to be on a tax-free basis.

     Because the transaction is being structured as an exchange of shares, accounting rules required Cooper to charge its earnings for the difference between the estimated fair market value of Cooper Cameron's net assets and the historical cost of the net assets of Cooper Cameron as reflected on Cooper's consolidated financial statements. This charge, which amounted to $313 million, net of $7.9 million of taxes, ($2.74 per share) was recorded against Cooper's third quarter 1994 reported earnings. At the time the transaction is completed an additional gain or loss will be recorded based on the actual values in the exchange. The charge, as required by the rules pertaining to a "discontinued segment of a business", was computed as of the September 30, 1994 "measurement date" and included the estimated loss (including $14.5 million of allocated interest expense) from the operations of the business during the period from the measurement date until the middle of the second quarter of 1995, as well as the estimated costs associated with separating Cooper Cameron from Cooper. Cooper anticipates that the exchange offer will be completed during the second quarter of 1995.

     The operations that will comprise Cooper Cameron include Cooper Energy Services, headquartered in Mount Vernon, Ohio; Cooper Oil Tool, headquartered in Houston, Texas; Cooper Turbocompressor, headquartered in Buffalo, New York and Wheeling Machine Products, located in Pine Bluff, Arkansas. These businesses along with Gardner Denver Machinery Inc., Cameron Forged Products, Gardner-Denver Mining & Construction, Martin Decker and Funk Manufacturing, constituted all the significant operations that were at one-time or another included in the Petroleum & Industrial Equipment segment. Starting in 1989 with the sale of Funk and ending in the spring of 1994 with the spin-off of Gardner Denver Machinery Inc. and the sale of Cameron Forged Products to Wyman-Gordon Company, all of the operations other than those that will comprise Cooper Cameron have been divested.

     As a consequence of treating this segment as "discontinued", Cooper's results of operations and related footnote data for all periods presented herein and when presented elsewhere in the future will exclude the results of the Petroleum & Industrial Equipment segment from revenues and other components of income from continuing operations. The discontinued segment results prior to the "measurement date" are presented separately in a single, net of tax caption "Income from discontinued operations." Results under the caption "Net Income
(Loss)" remain unchanged.

     As part of the restatement, the indebtedness allocated to discontinued operations ($70 million of indebtedness that was allocated to Gardner Denver Machinery Inc. in connection with the spin-off and $375 million of debt that has been allocated to Cooper Cameron) has been considered to be fixed and to relate historically to the discontinued operations. As a result, the income from discontinued operations reflects interest expense on $445 million of debt at the relevant Cooper interest rate during each period presented ($23.1 million, $18.2 million and $20.0 million in 1992, 1993 and 1994, respectively.) The interest rates utilized are the actual rates for borrowings specifically identifiable with the respective businesses, with Cooper's average cost of commercial paper borrowing applied to the residual. Actual cash provided by or utilized in the discontinued operations, including the payment by Cooper of all U.S. Federal, foreign and state and local income taxes related to the discontinued operations, was provided by or used in Cooper's continuing operations such that the indebtedness of the discontinued operations remains constant from year to year.

                            COOPER INDUSTRIES, INC.

     Revenues from discontinued operations were $1.67 billion, $1.50 billion and $1.11 billion in 1992, 1993 and 1994, respectively.

NOTE 2: SUMMARY OF MAJOR ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cooper and all majority-owned subsidiaries, except for certain insignificant subsidiaries, the investments in which are recorded under the cost method because of restrictions upon the transfer of earnings and other economic uncertainties. Investments of 50% or less in affiliated companies are accounted for on the equity method, unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

INVENTORIES

     Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 73% of continuing operations' inventories in 1993 and 75% of continuing operations' inventories in 1994 are carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PLANT AND EQUIPMENT

     Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns, etc. -- 5 to 10 years. Prior to the fourth quarter of 1992, no provision was made for depreciation of tooling, dies, patterns and similar assets related to general operations, as replacement of these items was charged to expense. The depreciable life for the majority of Cooper's machinery and equipment was changed from 10 to 12 years effective July 1, 1993.

INTANGIBLES

     Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from respective acquisition dates. The carrying value of Cooper's goodwill is reviewed by division at least annually or whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in cash flows.

INCOME TAXES

     Income tax expense includes U.S. and foreign income taxes, including U.S. Federal taxes on undistributed earnings of foreign subsidiaries to the extent such earnings are planned to be remitted.

INVESTMENTS IN EQUITY SECURITIES

     Effective January 1, 1994, Cooper adopted SFAS No. 115 (Accounting for Certain Investments in Debt and Equity Securities.) As a result, Cooper's investments in Belden Inc. and Wyman-Gordon Company have been adjusted to fair market value with offsetting entries to shareholders' equity.

                            COOPER INDUSTRIES, INC.

ENVIRONMENTAL REMEDIATION AND COMPLIANCE

     Environmental remediation costs are accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Environmental compliance costs include maintenance and operating costs with respect to pollution control facilities, costs of ongoing monitoring programs and similar costs. Such costs are expensed as incurred. Capitalized environmental costs are depreciated generally utilizing a 15-year life.

INTEREST RATE SWAP AGREEMENTS

     Cooper uses interest rate swaps to manage its interest rate risk. The interest rate differential to be received or paid is recognized over the lives of the interest rate swaps as an adjustment to interest expense.

OTHER

     For purposes of the statement of Consolidated Cash Flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

NOTE 3: NONRECURRING ITEMS

     On October 6, 1993, Cooper closed an initial public offering of 90.4% of the stock of Belden Inc., formerly Cooper's Belden Division. This sale, which was recorded in the third quarter, generated net-of-tax cash proceeds of approximately $267 million and a $273.8-million pretax ($164.3 million net of tax) gain or $1.44 per fully diluted share. In addition, depending upon the future profitability of Belden and other factors, Cooper will receive over a 15-year period additional benefits from a tax sharing agreement between Cooper and Belden Inc. The proceeds from the tax sharing agreement will be recorded in income when they are earned. Cooper's remaining 9.6% interest in Belden Inc., the sale of which is restricted (other than when registered as permitted by agreements with Belden) during the first two years following the public offering, has been accounted for as a marketable equity security with an initial investment value of $12.4 million and a December 31, 1994 market value of $55.3 million. Belden, which was included in the Electrical Products segment, had revenues of $281 million and pretax profits of approximately $41 million through the date of the sale in 1993.

     The gain from the Belden sale was fully offset by the final loss recorded with respect to the sale of the Cameron Forged Products Division and by the effects of a series of management actions designed to enhance Cooper's future profitability. These actions, as restated and realigned in connection with the separation of continuing and discontinued operations, included $126 million of accruals with respect to a series of productivity improvement and consolidation programs; a $65-million reduction in the depreciable value of the machinery and equipment and certain other plant and equipment related to the production of transformers, a large product line within Cooper's Electrical Products segment; and an $18-million reduction in the carrying value of the continuing operations' internally developed capitalized software.

     On January 10, 1994, Cooper entered into a definitive agreement for the sale of its Cameron Forged Products Division to Wyman-Gordon Company in exchange for approximately 16.5 million newly issued shares of Wyman-Gordon Company's common stock and $5 million in cash and notes. During the fourth quarter of 1993, Cooper reclassified the net assets of Cameron Forged Products Division to a long-term asset under the caption "Net assets of Cameron Forged Products" and charged pretax earnings approximately $65 million, as finally determined, for a write-down of the carrying value of those assets. Although Cooper owns approximately 48% of Wyman-Gordon Company, this investment is not intended to be maintained for a long period. Consequently, while the sale of the Wyman-Gordon Company shares is restricted, Cooper has certain registration rights with respect to the stock in addition to its rights pursuant to Rule 144 of the Securities Act of 1933. Cooper has limited representation on Wyman-Gordon Company's Board of Directors

                            COOPER INDUSTRIES, INC.

and is required, except in certain circumstances, to vote its shares in accordance with the position recommended by Wyman-Gordon Company's Board of Directors or proportionately with the vote of the other shareholders. As a result, the Wyman-Gordon Company stock has been accounted for as a marketable equity security. At December 31, 1994, the market value of Cooper's investment in Wyman-Gordon Company common stock was $103.1 million, based on the year-end closing price of the Wyman-Gordon Company common stock. For the nine months ended September 30, 1993, Cameron Forged Products Division had revenues of $114 million and a small pretax loss. The results for the fourth quarter of 1993, which were consistent with those for the nine-month period, were not included in Cooper's consolidated results. In connection with the restatement to reflect discontinued operations, the historical revenues and earnings of Cameron Forged Products originally included in the Petroleum & Industrial Equipment segment have been reclassified to Corporate for all periods presented reflecting the fact that Cooper's investment in this business continues in a new form.

     In mid-October 1993, Cooper announced its intention to spin off to Cooper's Common shareholders its Gardner-Denver Industrial Machinery Division headquartered in Quincy, Illinois. Cooper formed a new corporation called Gardner Denver Machinery Inc. ("GDMI") and then transferred the assets and liabilities of the division into this entity. During the second quarter of 1994, the GDMI stock was distributed on the basis of one share of common stock, par value $.01 per share, for every 25 shares of Cooper Common stock owned as of the determined record date. Pursuant to the income tax and accounting rules pertaining to this transaction, Cooper recognized no gain or loss with respect to the transaction and the GDMI stock received by Cooper's shareholders is not taxable until sold. At December 31, 1993, the net assets of the business, including approximately $70 million of allocated and $5 million of other indebtedness, amounted to approximately $150 million, which amount was included in the long-term asset caption titled "Net assets of discontinued operations" pending completion of the distribution. For the year ended December 31, 1993, the Gardner-Denver Industrial Machinery Division, after deducting allocated interest expense, had a small pretax profit on revenues of $156 million.

     Because the Gardner-Denver Industrial Machinery Division was historically a part of the Petroleum & Industrial Equipment segment, its results for 1994 and prior years have been reflected as part of discontinued operations.

     Cooper's net results from continuing operations for 1992 as restated included approximately $4 million, net of tax, of nonrecurring corporate income, as well as a one-time, $11-million income tax expense reduction. In anticipation of a continuing slow-growth global economy, Cooper accelerated consideration of a number of productivity improvement, consolidation and asset disposition programs. Cooper decided to implement several such programs that were contemplated for later in the 1990s, resulting in a provision of $33 million, net of tax, which offset the favorable effects of these gains.

     The 1992 nonrecurring income resulted from the receipt of an interest refund from the U.S. government with respect to the settlement of a pending income tax matter. The one-time income tax expense reduction resulted from a reassessment of the amount of tax accruals that need to be retained in order to fully provide for the additional U.S. tax that would be payable when the earnings of Cooper's foreign subsidiaries are remitted.

NOTE 4: CHANGES IN ACCOUNTING PRINCIPLES

     During the fourth quarter of 1992, Cooper elected to adopt effective for all of 1992 and future years the accounting provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions), SFAS No. 109 (Accounting for Income Taxes) and SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Net income for 1992 included the cumulative effect ($590 million, net of tax, or $5.19 per fully diluted share) as of January 1, 1992, necessary to adjust Cooper's net assets for compliance with the new standards. Effective January 1, 1994, Cooper adopted SFAS No. 115 (Accounting for Certain

                            COOPER INDUSTRIES, INC.

Investments in Debt and Equity Securities), which did not impact net income for the year 1994. Each of these changes is discussed in greater detail below.

SFAS NO. 106 -- EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     SFAS No. 106 provides that Cooper follow an accrual method of accounting for the benefits other than pensions (primarily medical costs) provided to employees after retirement. Net income for 1992 included a charge of $669.1 million pretax ($408.2 million, net of tax, or $3.59 per fully diluted share) for the immediate recognition of the net transition obligation with respect to benefits earned by active and retired employees prior to January 1, 1992. Additionally, postretirement costs were recorded based on an actuarially determined accrual method as opposed to Cooper's previous pay-as-you-go method of accounting for such costs. The remaining disclosure information required by SFAS No. 106 is set forth in Note 14.

SFAS NO. 109 -- ACCOUNTING FOR INCOME TAXES

     SFAS No. 109 requires a liability, as opposed to a deferred, method of accounting for income taxes. Net income for 1992 included a net tax charge of $166.2 million ($1.47 per fully diluted share) in order to provide a net deferred tax credit with respect to the aggregate of the differences between the book and tax basis of Cooper's assets and liabilities. The direction and magnitude of this adjustment resulted from the large, fair market value adjustments recorded for book purposes, but not for tax purposes, with respect to certain acquisitions, including Gardner-Denver Company, McGraw-Edison Company and, more recently, Champion Spark Plug Company and Cameron Iron Works, Inc. Additionally, income tax expense and certain other adjustments for 1992 were determined in accordance with the provisions of the new standard. The remaining disclosure information required by SFAS No. 109 is set forth in Note 10.

SFAS NO. 112 -- EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS

     SFAS No. 112 provides that Cooper follow an accrual method of accounting for the benefits payable to employees when they leave Cooper other than by reason of retirement. Because most of these benefits were already accounted for by Cooper on an accrual method, this new standard had a relatively small cumulative effect -- $25.6 million ($15.6 million, net of tax, or $.13 per fully diluted share).

SFAS NO. 115 -- ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

     See Notes 2 and 3 for information pertaining to the effects of this new accounting standard which was adopted by Cooper effective January 1, 1994.

NOTE 5: ACQUISITIONS AND DIVESTITURES

     During 1992, Cooper completed one large acquisition, four small product-line acquisitions and two divestitures. Effective October 1, 1992, Cooper acquired Moog Automotive Group, Inc. from IFINT S.A. The total cost of the acquisition, including $233.8 million of indebtedness that was largely repaid at the acquisition date, was $612.4 million. Moog Automotive is a leading manufacturer of steering, suspension, driveline and temperature control parts for the automotive and light truck aftermarket. The Moog acquisition, along with the four smaller acquisitions, which had an aggregate cost of $42.0 million, have been accounted for as purchases, and the results of the acquisitions are included in Cooper's Consolidated Results of Operations since the respective acquisition dates. The four smaller acquisitions were all in the Tools & Hardware segment. A total of $414.8 million of goodwill, including 1993 revisions, has been recorded with respect to the five acquisitions. During 1992, Cooper sold its Distribution Equipment Division and one other small operation, the results of which were previously reported in the Electrical Products segment. Proceeds from these divestitures totaled $38.9 million and resulted in the recognition of a $5.8 million after-tax gain.

                            COOPER INDUSTRIES, INC.

     In addition to the transactions described in Note 3, Cooper completed five small product-line acquisitions and two divestitures in 1993. The acquisitions, which had an aggregate cost of $110.2 million including $6.7 million of assumed indebtedness, have been accounted for as purchases, with the resulting revenues and earnings included in Cooper's continuing results of operations since the respective acquisition dates. A total of $67.2 million of goodwill, including 1994 revisions, was recorded with respect to the five acquisitions. Two of the acquisitions were in the Electrical Products segment, two were in the Tools & Hardware segment and one was in the Automotive Products segment.

     During 1993, Cooper sold two businesses that were being carried as businesses held for sale. Including $19 million of notes and other amounts receivable in the future, proceeds from the two divestitures of businesses held for sale totaled $26 million and resulted in the recognition of a $5.5 million after-tax gain.

     Cooper completed one large acquisition, five small product-line acquisitions and one divestiture in 1994 in addition to the divestitures discussed in Note 3. Effective December 30, 1994, Cooper acquired the Abex Friction Products division of Abex, Inc. The total cost of the acquisition, including $.6 million of indebtedness assumed, was $207.4 million. Abex Friction Products manufactures and markets asbestos-free brake friction materials for passenger cars, light and heavy-duty trucks and off-road vehicles. The Abex acquisition along with the five smaller acquisitions, which had an aggregate cost of $73.2 million, have been accounted for as purchases and the results of the acquisitions are included in Cooper's Consolidated Results of Operations since the respective acquisition dates. A total of $242.3 million of goodwill was recorded on a preliminary basis with respect to the six acquisitions. Of the five small acquisitions, two were in the Automotive Products segment and three were in the Electrical Products segment.

     During 1994, Cooper also completed the sale of a small operation in the Automotive Products segment that was initially acquired as part of the Moog acquisition in 1992.

NOTE 6: COMMON AND PREFERRED STOCK

COMMON STOCK

     At December 31, 1994, 250,000,000 shares of Common stock were authorized of which 116,923,095 shares were issued and outstanding. A total of 114,254,133 shares were issued and 114,179,700 were outstanding at December 31, 1993 (113,400,841 shares were issued and outstanding at December 31, 1992). During the years ended December 31, 1993 and 1994, a total of 86,500 and 539,000 shares were purchased as treasury stock at an average price of $52.82 and $36.92 per share, respectively. In addition, 32,702,613 shares were reserved for the Dividend Reinvestment Plan, conversions of Preferred stock, grants and exercises of stock options, subscriptions under the Employee Stock Purchase Plan and other plans, and shares to be issued in connection with future acquisitions.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1987, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right has an exercise price of $87.50, entitles the holder to buy securities, including in certain circumstances Common stock, having a value of twice the exercise price, and becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire February 27, 1997, and, at Cooper's option, may be redeemed prior to expiration for $.005 per Right.

     Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

                            COOPER INDUSTRIES, INC.

PREFERRED STOCK

     Cooper is authorized to issue 1,340,750 shares of Preferred stock with no par value (No Par Preferred), 10,000,000 shares of $2.00 par value Preferred stock and 36,197,499 shares of $1.00 par value Preferred stock. At December 31, 1994, no shares of the No Par Preferred or $2.00 par value Preferred stock were issued or outstanding.

     At December 31, 1993 and 1994, 33,376,420 shares of $1.00 par value Preferred stock have been designated as Convertible Exchangeable Preferred having a $1.60 dividend rate ("$1.60 Preferred Stock"). Of this total, 33,054,184, 33,182,654 and 30,629,808 shares were outstanding at December 31, 1992, 1993 and 1994, respectively. In December 1994, Cooper announced its decision to exchange all of its $1.60 Preferred Stock for debentures, as provided by the terms of the $1.60 Preferred Stock. As a result, effective January 1, 1995, the $1.60 Preferred Stock was exchanged for Cooper's 7.05% Convertible Subordinated Debentures due 2015 ("Debentures"), at the rate of $22.70 principal amount of debentures for each share of $1.60 Preferred Stock.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1989, the same share purchase Rights referred to above were declared as a dividend at the rate of .55 Rights for each share of $1.60 Preferred Stock. The Rights attached to the $1.60 Preferred Stock terminated effective January 1, 1995 with the exchange for Debentures.

NOTE 7: INVENTORIES

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                         1993(1)       1994
                                                                         -------      -------
                                                                              (MILLIONS)
Raw materials..........................................................  $ 264.7      $ 265.1
Work-in-process........................................................    200.6        203.5
Finished goods.........................................................    488.1        563.7
Perishable tooling and supplies........................................     53.1         55.4
                                                                         -------      -------
                                                                         1,006.5      1,087.7
Excess of current standard costs over LIFO costs.......................    (89.5)       (87.3)
Allowance for obsolete and slow-moving inventory.......................    (10.4)       (11.9)
Other..................................................................     (2.4)          --
                                                                         -------      -------
          Net inventories..............................................  $ 904.2      $ 988.5
                                                                         =======      =======

- ---------------

(1) Restated to exclude discontinued operations.

NOTE 8: ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                         1993(1)       1994
                                                                         -------      -------
                                                                              (MILLIONS)
Trade accounts and accruals............................................  $  517.5     $  655.6
Salaries, wages and related fringe benefits............................     104.4         85.8
Product and environmental liability accruals...........................     103.4        114.4
Contributions payable under employee benefit plans.....................      58.5         49.9
Estimated costs of facility relocation, realignment and other
  nonrecurring items...................................................     144.9         90.5
Other (individual items less than 5% of total current liabilities).....     107.5        136.9
                                                                         --------     --------
                                                                         $1,036.2     $1,133.1
                                                                         ========     ========

- ---------------

(1) Restated to exclude discontinued operations.

                            COOPER INDUSTRIES, INC.

     At December 31, 1994, Cooper had continuing operations' accruals of $37.1 million with respect to potential product liability claims and continuing operations' accruals of $77.3 million with respect to potential environmental liabilities based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

     Of the $37.1 million of product liability accruals, $22.3 million relate to known claims with respect to ongoing operations, $10.1 million relate to known claims for previously divested operations that are no longer a part of Cooper and $4.7 million relate to a minimum estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper's continuing operations had insurance coverage for individual 1994 claims beyond $3 million. Insurance levels have varied from year to year. The recorded product liability accruals are net of amounts covered under insurance policies.

     Of the continuing operations' $77.3 million of environmental liability accruals, $43.1 million relate to sites owned by Cooper and $34.2 million relate to sites either previously owned by Cooper but where Cooper has retained the environmental liability, or third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Environmental liabilities are not generally subject to insurance recovery. In addition, Cooper has capitalized a total of $17.1 million with respect to continuing operations' environmental matters with an undepreciated net book value of $14.3 million at December 31, 1994.

     It has been Cooper's consistent practice to include the entire accrual for these liabilities as a current liability although only approximately 10-20% of the balance will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balance from year to year reflects not only this normal expensing and funding but also the effect of acquisitions and divestitures.

     In establishing its accruals for both product liability and environmental remediation liability, Cooper has not utilized any form of discounting. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years such that the actual liabilities, absent law changes, have generally been lower than the estimates. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process, subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

                            COOPER INDUSTRIES, INC.

NOTE 9: PLANT AND EQUIPMENT AND INTANGIBLES

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                         1993(1)       1994
                                                                         -------      -------
                                                                              (MILLIONS)
Plant and equipment:
  Land and land improvements...........................................  $   83.5     $   83.7
  Buildings............................................................     539.6        539.5
  Machinery and equipment..............................................   1,017.8      1,078.5
  Tooling, dies, patterns, etc.........................................      95.5        120.7
  All other............................................................     182.2        190.5
  Construction in progress.............................................      71.9        113.4
                                                                         --------     --------
                                                                          1,990.5      2,126.3
  Accumulated depreciation.............................................    (874.6)      (938.8)
                                                                         --------     --------
                                                                         $1,115.9     $1,187.5
                                                                         ========     ========

Intangibles:
  Goodwill.............................................................  $2,193.8     $2,459.3
  Assets related to pension plans......................................       6.8          4.5
  Other................................................................      85.3        102.4
                                                                         --------     --------
                                                                          2,285.9      2,566.2
  Accumulated amortization.............................................    (339.5)      (412.3)
                                                                         --------     --------
                                                                         $1,946.4     $2,153.9
                                                                         ========     ========

- ---------------

(1) Restated to exclude discontinued operations.

NOTE 10: INCOME TAXES

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1992(1)    1993(1)      1994
                                                                 ------     -------     -------
                                                                           (MILLIONS)
Continuing operations income before income taxes:
  U.S. operations..............................................  $318.4     $ 457.8     $ 405.7
  Foreign operations...........................................    73.7        48.2        99.0
                                                                 ------     -------     -------
                                                                 $392.1     $ 506.0     $ 504.7
                                                                 ======     =======     =======
Discontinued operations income (loss) before income taxes......  $188.0     $ 119.4     $(301.8)
                                                                 ======     =======     =======
Continuing operations income tax expense:
  U.S. Federal.................................................  $ 99.8     $ 157.2     $ 152.0
  U.S. state and local.........................................    26.7        31.8        32.0
  Foreign......................................................    26.0        18.0        27.9
                                                                 ------     -------     -------
                                                                  152.5       207.0       211.9
                                                                 ------     -------     -------

                            COOPER INDUSTRIES, INC.

                                                                           YEAR ENDED DECEMBER 31,
                                                                        ------------------------------
                                                                        1992(1)    1993(1)      1994
                                                                        ------     -------     -------
                                                                                  (MILLIONS)
Discontinued operations income tax expense:
  U.S. Federal........................................................    28.9        28.4         9.6
  U.S. state and local................................................     8.4         8.7         2.8
  Foreign.............................................................    29.0        14.2        (1.5)
                                                                        ------     -------     -------
                                                                          66.3        51.3        10.9
                                                                        ------     -------     -------
Income tax expense....................................................  $218.8     $ 258.3     $ 222.8
                                                                        ======     =======     =======
Income taxes for continuing and discontinued operations:
  Currently payable:
     U.S. Federal.....................................................  $ 60.9     $ 191.6     $  91.8
     U.S. state and local.............................................    19.9        45.1        17.7
     Foreign..........................................................    36.6        23.2         3.1
                                                                        ------     -------     -------
                                                                         117.4       259.9(2)    112.6
                                                                        ------     -------     -------
  Deferred:
     U.S. Federal.....................................................    76.5       (11.3)       74.6
     U.S. state and local.............................................    14.5        (5.6)       15.9
     Foreign..........................................................    18.4         9.2        14.4
                                                                        ------     -------     -------
                                                                         109.4        (7.7)      104.9
                                                                        ------     -------     -------
  Other:
     Tax benefit of foreign exchange transaction losses credited to
      translation component of equity.................................      --         6.2          --
     Effect of change in U.S. Federal tax rate on recorded deferred
      tax balances....................................................      --        (4.7)         --
     U.S. Federal adjustment of foreign unremitted earnings accrual...   (15.0)         --          --
     Difference between tax expense and taxes payable with respect to
      discontinued operations.........................................      --          --         1.3
     ESOP dividends and disqualifying stock dispositions:
       U.S. Federal...................................................     6.3         3.6         3.3
       U.S. state and local...........................................      .7         1.0          .7
                                                                        ------     -------     -------
                                                                          (8.0)        6.1         5.3
                                                                        ------     -------     -------
          Income tax expense..........................................  $218.8     $ 258.3     $ 222.8
                                                                        ======     =======     =======
Items giving rise to deferred income taxes:
  Employee medical program funding....................................  $ 13.5     $  (2.8)    $  (7.5)
  Employee stock ownership plan.......................................     3.5         1.0         5.2
  Excess of tax over book depreciation................................     5.0         9.9        17.8
  Postretirement benefits other than pensions.........................    (7.7)        4.0        (1.4)
  Reserves and accruals...............................................    74.3       (35.5)       86.9
  Utilization of net operating loss carryforwards.....................    10.4         7.4         3.3
  Other...............................................................    10.4         8.3          .6
                                                                        ------     -------     -------
          Deferred income taxes.......................................  $109.4     $  (7.7)    $ 104.9
                                                                        ======     =======     =======

- ---------------

(1) Restated to reflect discontinued operations.

(2) Includes $122 million with respect to the sale of Belden. See Note 3 for further information.

                            COOPER INDUSTRIES, INC.

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                   1992(1)    1993(1)     1994
                                                                   ------     ------     ------
                                                                       (MILLIONS EXCEPT FOR
                                                                           PERCENTAGES)
Effective tax rate reconciliation
  U.S. Federal statutory rate....................................    34.0%      35.0%      35.0%
  State and local income taxes...................................     3.6        3.6        3.6
  Foreign statutory rate differential............................     (.4)       (.6)       (.6)
  Nondeductible goodwill.........................................     4.8        4.3        4.4
  Effect of change in U.S. tax rate on recorded deferred tax
     balances....................................................      --        (.8)        --
  Unremitted earnings accrual adjustment.........................    (2.7)        --         --
  All other (individually less than 5% of the expected tax
     provision)..................................................     (.4)       (.6)       (.4)
                                                                   ------     ------     ------
          Indicated effective tax rate continuing operations.....    38.9%      40.9%      42.0%
                                                                   ======     ======     ======
Total income taxes paid for continuing and discontinued
  operations.....................................................  $112.4     $157.3     $252.7
                                                                   ======     ======     ======

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                           1993(1)      1994
                                                                           -------     -------
                                                                               (MILLIONS)
Components of deferred tax balances:
  Deferred tax liabilities:
     Plant and equipment and intangibles.................................  $(150.2)    $(163.1)
     Inventory...........................................................    (58.6)      (53.9)
     Employee medical program funding....................................    (22.3)      (19.9)
     Employee stock ownership plan.......................................    (24.6)      (37.2)
     Other...............................................................    (72.4)      (98.5)
                                                                           -------     -------
          Total deferred tax liabilities.................................   (328.1)     (372.6)
                                                                           -------     -------
  Deferred tax assets:
     Postretirement benefits other than pensions.........................    253.8       254.9
     Reserves and accruals...............................................    219.9       183.2
     Net operating loss carryforwards....................................     16.1        12.8
     Other...............................................................     70.6        85.6
                                                                           -------     -------
          Total deferred tax assets......................................    560.4       536.5
                                                                           -------     -------
  Valuation allowances...................................................    (16.3)      (16.3)
                                                                           -------     -------
          Net deferred tax assets........................................  $ 216.0     $ 147.6
                                                                           =======     =======

- ---------------

(1) Restated to exclude discontinued operations.

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. During the third quarter of 1992, Cooper completed its assessment of the effects of various legal entity restructurings, capital investment alterations and other actions that have been taken over the last three to five years as part of efforts to optimize Cooper's foreign tax structure. The effect of Cooper's assessment was a $15-million reduction in Cooper's income tax accrual ($11 million related to continuing operations and $4 million related to discontinued operations) with respect to the unremitted earnings of its foreign subsidiaries. Cooper's remaining accruals for continuing operations at December 31, 1993 and December 31, 1994 are sufficient to cover the additional U.S. tax estimated to be payable on the earnings that Cooper anticipates will be remitted. Through December 31, 1994, this amounted to essentially all unremitted earnings of Cooper's foreign subsidiaries.

                            COOPER INDUSTRIES, INC.

NOTE 11: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                         1993(1)       1994
                                                                         -------      -------
                                                                              (MILLIONS)
6.29%* commercial paper and bank loans maturing at various dates
  through January 31, 1995.............................................  $ 820.0     $1,275.0
6.27% Pounds Sterling bank loans maturing at various dates through
  January 27, 1995.....................................................     70.7         68.8
7.96% first series medium-term notes, due 1995.........................     41.9          1.1
7.70%-7.99% second series medium-term notes, due through 1998..........    197.9        197.9
6.18% floating-rate loan, due 1996.....................................     50.0         50.0
7.875% notes, due 1997**...............................................    100.0           --
10.7% notes payable, due through 1998..................................     16.9         13.1
5.61%* floating-rate ESOP notes, due through 1999......................     90.7         80.4
Capitalized lease obligations..........................................     31.3         14.8
Other..................................................................     71.8         54.9
                                                                         -------     --------
                                                                         1,491.2      1,756.0
Amounts allocated to discontinued operations...........................   (450.0)      (375.0)
Current maturities**...................................................   (157.8)       (19.1)
                                                                         -------     --------
Long-term portion......................................................  $ 883.4     $1,361.9
                                                                         =======     ========

- ---------------

  * Weighted average interest rates at December 31, 1994. (In 1993, 3.43% for commercial paper and bank loans and 3.14% for the ESOP notes).

 ** Cooper issued a call notice for this borrowing and subsequently refinanced it with commercial paper in January 1994. Accordingly, the principal balance of $100 million is included in current maturities at December 31, 1993.

(1) Restated to exclude discontinued operations.

     Cooper has U.S. committed credit facilities totaling $885 million that expire in 1997, U.S. committed credit facilities totaling $975 million that expire in 1995, Pounds Sterling credit facilities totaling 25 million Pounds Sterling that expire in 1996 and 30 million Pounds Sterling credit facilities expiring in 1995. At December 31, 1994, Cooper had an effective "shelf" registration statement, which may be used to issue up to $302 million of indebtedness from time to time.

     At December 31, 1993, Cooper had $1.04 billion of its $1.76 billion U.S. committed credit facilities available, after considering commercial paper backup, and 7.2 million of its 55 million Pounds Sterling credit facilities was available. At December 31, 1994, $511.8 million of the total $1.86 billion U.S. committed credit facilities was available after considering commercial paper backup, and 11 million Pounds Sterling of the 55 million Pounds Sterling credit facilities was available. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization.

     Interest rates on Cooper's commercial paper and bank loans were generally 2.7% below the U.S. prime rate during 1993 and 1994. Total interest paid during 1992, 1993 and 1994 was $128 million, $104 million and $85 million, respectively.

     Commercial paper and bank loans of $821 million and $1.28 billion were reclassified to long-term debt at December 31, 1993 and 1994, respectively, reflecting Cooper's intention to refinance these amounts during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities. In addition, $450 million and $375 million of allocated bank debt was classified in discontinued operations at December 31, 1993 and 1994, respectively.

                            COOPER INDUSTRIES, INC.

     Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. Each $1,000 of debentures is convertible into 24.229 shares of Common stock and at Cooper's option may be redeemed for cash at prices (expressed as percentages of the principal amount) declining from 103.525% in 1995 to 100.000% in 2000. The debentures require sinking fund payments of 5% of the aggregate principal amount commencing in the year 2000.

     The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Because payment of the ESOP notes is guaranteed by Cooper, the ESOP notes are reported with Cooper's indebtedness. (See Note 12 for further information regarding the ESOP).

     Based on the most restrictive provision contained in Cooper's loan agreements, retained earnings of approximately $729 million were unrestricted as to the payment of dividends at December 31, 1994.

     Maturities of long-term debt (exclusive of bank loans allocated to discontinued operations) for the five years subsequent to December 31, 1994, are $19.1 million, $148.8 million, $98.8 million, $81.2 million and $19.7 million, respectively. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 12: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

     All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan. Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's employee stock ownership plan (ESOP) or new shares issued to the ESOP.

     During 1994, Cooper sold an additional 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for accounting purposes are treated as eliminated intercompany loans. For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the related shares released to the savings plan to cover the matching obligation. Compensation expense is also adjusted for the amount of dividends paid on ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for the purposes of computing earnings per share. For shares purchased during 1994, compensation expense is recorded for the amount of Cooper's matching obligation, with the difference between the fair market value and cost of shares released to cover the obligation recorded as an adjustment to paid in capital and dividends paid on shares available for future matching recorded as an adjustment to retained earnings. Shares available for future matching are not treated as outstanding for the purpose of computing earnings per share.

     The proceeds from dividends paid on shares available for future matching by the ESOP of $4.4 million and $5.3 million during 1993 and 1994, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt, which payments are required before shares can be released from collateral to participants in the savings plan. The proceeds from dividends on allocated shares of $5.0 million and $5.1 million were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed $22.3 million and $49.2 million in cash to the ESOP to fund its remaining principal and interest payments on ESOP indebtedness during 1993 and 1994, respectively. The above payments permitted the release of shares with respect to both continuing and discontinued operations.

     At December 31, 1993 and 1994, the ESOP had 2.9 million and 3.7 million shares available for future matching purposes, respectively. At December 31, 1994, 1.2 million shares which had a fair market value of $42.2 million, remained from the 1994 share sale. The number of allocated shares at December 31, 1993 and

                            COOPER INDUSTRIES, INC.

1994 were 3.8 million and 4.2 million, respectively, and the number of shares committed to be released were .1 million at December 31, 1994 and 1993.

     Expense with regard to the ESOP includes the recognition of interest expense payable by the ESOP on third party indebtedness and net employer matching expense. Expense for continuing operations under the Cooper Savings plan amounted to $16.9 million in 1992, $16.3 million in 1993 and $25.2 million in 1994, which was distributed through the ESOP.

     With respect to continuing operations net matching expense of the ESOP amounted to $14.1 million in 1992, $14.0 million in 1993 and $22.6 million in 1994 while interest expense amounted to $2.8 million, $2.3 million and $2.6 million in 1992, 1993 and 1994, respectively.

NOTE 13: PENSION PLANS

     Cooper and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local custom covering employees at foreign locations. Aggregate pension expense for continuing operations amounted to $37.5 million in 1992, $44.3 million in 1993 and $46.1 million in 1994. The amount of expense with respect to Cooper's various defined benefit pension plans of continuing operations is set forth in the table below. For the years ended December 31, 1992, 1993 and 1994, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) of continuing operations amounted to $19.4 million, $23.2 million and $22.8 million, respectively. Also included in pension expense are gains and losses on curtailments and settlements and other matters. The increases in pension expense resulted from incremental expense related to acquired companies, lower amounts of pension income with respect to overfunded plans and changes in plan assumptions.

                                                                 COMPONENTS OF DEFINED BENEFIT
                                                                      PLAN PENSION EXPENSE
                                                                 ------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                 1992(1)     1993(1)      1994
                                                                 ------      ------      ------
                                                                           (MILLIONS)
Service cost -- benefits earned during the year...............   $ 27.7      $ 26.2      $ 26.4
Interest cost on projected benefit obligation.................     69.7        66.0        63.0
Actual return on assets.......................................    (53.8)      (54.4)      (14.3)
Net amortization and deferral.................................    (28.0)      (17.2)      (51.8)
                                                                 ------      ------      ------
Net pension cost..............................................   $ 15.6      $ 20.6      $ 23.3
                                                                 ======      ======      ======

                            COOPER INDUSTRIES, INC.

                                                       FUNDED STATUS OF DEFINED BENEFIT PLANS
                                                   ----------------------------------------------
                                                    PLANS WITH ASSETS             PLANS WITH
                                                       IN EXCESS OF          ACCUMULATED BENEFITS
                                                   ACCUMULATED BENEFITS      IN EXCESS OF ASSETS
                                                   --------------------      --------------------
                                                       DECEMBER 31,              DECEMBER 31,
                                                   --------------------      --------------------
                                                   1993(1)       1994        1993(1)       1994
                                                   -------      -------      -------      -------
                                                                     (MILLIONS)
Actual present value of:
  Vested benefit obligation.....................   $(484.4)     $(467.0)     $(379.7)     $(335.6)
                                                   =======      =======      =======      =======
  Accumulated benefit obligation................   $(502.5)     $(491.1)     $(413.1)     $(360.5)
                                                   =======      =======      =======      =======
  Projected benefit obligation..................   $(525.8)     $(508.6)     $(424.6)     $(365.0)
Plan assets at fair value.......................     553.5        529.0        306.1        264.6
                                                   -------      -------      -------      -------
Projected benefit obligation (in excess of) less
  than plan assets..............................      27.7         20.4       (118.5)      (100.4)
Unrecognized net loss...........................      17.7         34.1         69.3         47.5
Unrecognized net (asset) obligation from
  adoption date.................................     (15.3)       (13.3)         7.4          6.6
Unrecognized prior service cost.................        .2         (5.2)         1.9          1.7
Adjustment required to recognize minimum
  liability.....................................        --           --        (74.1)       (59.5)
                                                   -------      -------      -------      -------
Pension asset (liability) at end of year........   $  30.3      $  36.0      $(114.0)     $(104.1)
                                                   =======      =======      =======      =======

- ---------------

(1) Restated to exclude discontinued operations.

                                                             COMPUTATIONAL ASSUMPTIONS
                                                ---------------------------------------------------
                                                                                      PROJECTED
                                                                                       BENEFIT
                                                      NET PENSION COST                OBLIGATION
                                                -----------------------------      ----------------
                                                 1992        1993       1994       1993       1994
                                                ------      ------      -----      -----      -----
Discount rate:
  Domestic....................................        9%      8 1/2%          7%         7%         8%
  International...............................  7 1/2-9     7 1/2-9     6-7 3/4    6-7 3/4    7 1/2-9
Rate of increase in compensation levels:
  Domestic....................................        6       5 1/2           5          5          5
  International...............................      4-6         4-6     4-5 1/2    4-5 1/2        4-6
Expected long-term rate of return on assets:
  Domestic....................................    9 1/2           9       8 1/2         --         --
  International............................... 7 1/2-10    7 1/2-10     6-9 1/2         --         --
Benefit basis:
  Salaried plans-earnings during career
  Hourly plans-dollar unit, multiplied by
     years of service
Funding policy: 5 to 30 years

     Cooper's minimum liability for pension plans with accumulated benefits in excess of assets of $74.1 million in 1993 and $59.5 million in 1994 has been recorded in Cooper's Consolidated Balance Sheet as a long-term liability with a $6.8 million offsetting intangible asset in 1993 and $4.5 million in 1994. In addition, Cooper has recorded a $67.3 million reduction in shareholders' equity in 1993 and a $55.0 million reduction in 1994. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities.

     Cooper partially or completely settled or curtailed three defined benefit plans for hourly employees during 1992, four during 1993 and six during 1994. The settlements and curtailments resulted in net losses of $2.5 million in 1992 and $.5 million in 1993 and reversion to Cooper of surplus assets totaling $.9 million during 1992. In 1992, six Canadian defined benefit plans were converted to defined contribution plans and the surplus assets relating to the plans are being used to reduce required future Cooper contributions.

                            COOPER INDUSTRIES, INC.

NOTE 14: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     As described in Note 4, Cooper adopted the provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions) beginning in 1992. The benefits provided under Cooper's various plans, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for over 90% of the total. While Cooper has numerous plans, primarily resulting from Cooper's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by Cooper starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, Cooper continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

     The table below reflects detailed information for continuing operations and summary information for discontinued operations.

                                                                                                        AMOUNTS PER
                                                                                                    FINANCIAL STATEMENTS
                                                                                                    ----------------------
                                                                      ITEMS NOT YET RECORDED       LIABILITY
                                                                           IN FINANCIAL               FOR
                                                   ACCUMULATED              STATEMENTS           POSTRETIREMENT
                                                  POSTRETIREMENT    -------------------------       BENEFITS
                                                     BENEFIT         PRIOR          ACTUARIAL        OTHER           NET
                                                    OBLIGATION      SERVICE            NET           THAN           ANNUAL
                                                      (APBO)         COST             GAIN          PENSIONS       EXPENSE
                                                      -------       -------         ---------       --------       -------
                                                                         (MILLIONS EXCEPT PERCENTAGES)
BALANCE -- DECEMBER 31, 1991........................  $(141.7)        $   --         $    --        $(141.7)       $   --
Adoption of SFAS No. 106............................   (669.1)                                       (669.1)
Reclassification to discontinued operations.........    171.3                                         171.3
                                                      -------                                       -------
                                                       (639.5)                                       (639.5)
Acquisition of Moog Automotive......................    (44.7)                                        (44.7)
Benefit payments....................................     30.3                                          30.3
Plan amendments.....................................       .6            (.6)
Plan expense:
  Service cost......................................     (3.4)                                                        3.4
  Interest cost.....................................    (43.8)                                                       43.8
  Amortization of prior service cost................                      .1                                          (.1)
  Curtailment gain (one plan).......................      1.5                                                        (1.5)
                                                                                                                   ------
Net annual expense..................................                                                  (45.6)       $ 45.6
                                                      -------         ------         -------        -------        ======
BALANCE -- DECEMBER 31, 1992........................   (699.0)           (.5)             --         (699.5)
Benefit payments....................................     33.3                                          33.3
Plan amendments.....................................     31.8          (31.8)
Actuarial net gain..................................     15.6                          (15.6)
Business dispositions...............................     32.1            8.1           (11.0)          29.2
Moog curtailments affecting goodwill................     17.8                                          17.8
Plan expense:
  Service cost......................................     (1.9)                                                     $  1.9
  Interest cost.....................................    (40.1)                                                       40.1
  Amortization of prior service cost................                     3.2                                         (3.2)
  Curtailment gains (four plans)....................     11.3                                                       (11.3)
                                                                                                                   ------
Net annual expense..................................                                                  (27.5)       $ 27.5
                                                      -------         ------         -------        -------        ======
BALANCE -- DECEMBER 31, 1993........................   (599.1)         (21.0)          (26.6)        (646.7)
Reclassification of amounts pertaining to Forged
  Products..........................................      9.1           (1.3)            4.4           12.2
                                                      -------         ------         -------        -------
ADJUSTED BALANCES CONTINUING OPERATIONS.............   (590.0)         (22.3)          (22.2)        (634.5)
                                                      -------         ------         -------        -------
Benefit payments....................................     35.7                                          35.7
Plan amendments.....................................     11.4          (11.4)
Actuarial net gain..................................    124.3                         (124.3)
Business acquisition................................     (5.2)                                         (5.2)
Business dispositions...............................      (.3)            .1             (.2)           (.4)
Plan expense:
  Service cost......................................      (.8)                                                     $   .8
  Interest cost.....................................    (35.4)                                                       35.4
  Amortization of prior service cost................                     2.6                                         (2.6)
                                                                                                                   ------
Net annual expense..................................                                                  (33.6)       $ 33.6
                                                      -------         ------         -------        -------        ======
BALANCE -- DECEMBER 31, 1994........................  $(460.3)        $(31.0)        $(146.7)       $(638.0)
                                                      =======         ======         =======        =======

                            COOPER INDUSTRIES, INC.

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                  1993                  1994
                                                                 -------               -------
Amount of APBO related to:
  Retired employees............................................  $(551.2)              $(436.2)
  Employees eligible to retire.................................    (22.2)                 (8.7)
  Other employees..............................................    (25.7)                (15.4)
Actuarial assumptions:
  Discount rate................................................     7.58%                 6.87%
Ensuing year to 2002-health-care cost trend rate..... 17% ratable to 5.5%   15% ratable to 5.5%

Effect of 1% change in health-care cost trend rate:
  Increase year-end APBO.......................................        9%                    8%
  Increase expense.............................................       10%                   10%

NOTE 15: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

                                                                          COMMON STOCK
                                                                  -----------------------------
                                                                                   RANGE OF
                                                                   SHARES        OPTION PRICES
                                                                  --------      ---------------
Stock options outstanding at January 1, 1994....................  3,131,234     $ 28.28 - 56.50
Options granted to employees....................................    250,000               39.06
Options exercised...............................................   (106,348)      28.28 - 46.31
Options cancelled...............................................   (323,226)      28.28 - 56.50
Stock options outstanding at December 31, 1994..................  2,951,660     $ 37.75 - 56.50

     Options to purchase Common stock are granted to employees under Cooper stock option plans at not less than 100% of the market value of Cooper's stock at the date of grant. The options expire five years from the date of grant and generally become exercisable ratably over a three-year period commencing one year from the date of grant. At December 31, 1994, options under the various plans for 1,621,075 Common shares were exercisable at $37.75 to $56.50 and 1,623,224 (951,855 at December 31, 1993) Common shares were reserved for future grants. Options for 446,097 Common shares at $26.815 to $46.31 per share were exercised during the year ended December 31, 1993.

     Under a director stock option plan, each year a nonemployee director may elect to receive, in lieu of the annual retainer fee, a nonqualified stock option covering 2,000 shares of Common stock. The exercise price is determined by a formula based on the fair market value of the stock and the director's annual retainer. Options for 4,000 shares were granted in 1993 at $24.00 per share. No options were exercised during 1993 and options for 28,000 shares were exercisable at December 31, 1993. During 1994, options for 4,000 shares were granted at $14.69 per share and options for 8,000 shares at $13.625 to $25.438 per share were exercised. At December 31, 1994, options under the director plans for 24,000 Common shares were exercisable at $24.00 to $27.125 and 148,000 shares (152,000 at December 31, 1993) were reserved for future grants.

EMPLOYEE STOCK PURCHASE PLAN

     Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 9, 1993, 475,256 shares were sold to 8,028 employees at $49.56 per share. At December 31, 1994, subscriptions for 747,239 shares of Common stock were outstanding at $45.56 per share or, if lower, the average market price on September 9, 1995, which is the purchase date. At December 31, 1994, an aggregate of 3,124,800 shares of Common stock were reserved for future offerings.

                            COOPER INDUSTRIES, INC.

NOTE 16: INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

                                     REVENUES                    OPERATING EARNINGS               IDENTIFIABLE ASSETS
                           -----------------------------    -----------------------------    -----------------------------
                              YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,               DECEMBER 31,
                           -----------------------------    -----------------------------    -----------------------------
                           1992(1)    1993(1)     1994      1992(1)    1993(1)     1994      1992(1)    1993(1)     1994
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
                                                                     (MILLIONS)
Electrical Products(2).... $2,190.3   $2,177.5   $2,034.8    $ 353.2    $ 359.0    $ 326.3   $1,920.0   $1,739.3   $1,788.6
Tools & Hardware..........    812.0      807.9      897.9       83.4       91.6      102.4      708.8      757.4      797.4
Automotive Products.......  1,285.4    1,670.0    1,622.1      139.0      188.9      190.1    2,245.5    2,208.8    2,654.2
                            -------    -------    -------    -------    -------    -------    -------    -------    -------
                            4,287.7    4,655.4    4,554.8      575.6      639.5      618.8    4,874.3    4,705.5    5,240.2
Cameron Forged
  Products(3).............    167.9      109.7         --       10.0        1.7         --      146.1       74.9         --
Other.....................     12.8       11.3       33.2       12.8       11.3       33.2
                            -------    -------    -------
Consolidated revenues..... $4,468.4   $4,776.4   $4,588.0
                           ========   ========   ========
Nonrecurring income(4)....                                      6.6      273.8         --
Nonrecurring expense(4)...                                    (50.1)    (273.8)        --
Interest expense..........                                    (92.5)     (80.9)     (73.3)
General corporate.........                                    (70.3)     (65.6)     (74.0)     430.8      474.9      472.8
                                                            -------    -------    -------
Consolidated income from
  continuing operations
  before income
  taxes(5)................                                  $ 392.1    $ 506.0    $ 504.7
                                                            =======    =======    =======
Businesses held for
  divestiture.............                                                                      30.9       17.6       19.5
Discontinued operations...                                                                   1,064.1    1,068.1      646.4
Investment in
  unconsolidated
  subsidiaries............                                                                       5.2       20.7       21.8
                                                                                            --------   --------   --------
Consolidated assets.......                                                                  $6,551.4   $6,361.7   $6,400.7
                                                                                            ========   ========   ========

- ---------------

(1) Restated to exclude discontinued operations.

(2) The Electrical Power Equipment segment has been combined with the Electrical Products segment for all periods presented.

(3) The amounts reflected for Cameron Forged Products in 1992 are based on the gross assets of the business as reflected in the various balance sheet captions. The 1993 amount reflects Cooper's investment in the business.

(4) See the separate table for segment detail of nonrecurring items.

(5) Before the cumulative effect of changes in accounting principles in 1992.

     INDUSTRY SEGMENTS. Cooper's continuing operations are organized into three segments.

     The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control. This segment also manufactured and marketed wire and cable for electronic signal transmission through September 30, 1993.

     The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use.

     The Automotive Products segment primarily manufactures and distributes spark plugs, wiper blades, lamps, asbestos-free brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, this segment manufactures and distributes suspension, steering, temperature control, driveline and brake system components and material for the automotive aftermarket.

     The businesses included in discontinued operations primarily manufacture, market and service machinery and equipment used in oil and natural gas exploration, drilling, production, transmission, storage and processing, as well as equipment and repair parts used in compression markets.

     Intersegment sales and related receivables for each of the years shown were immaterial.

                            COOPER INDUSTRIES, INC.

                                     REVENUES                    OPERATING EARNINGS               IDENTIFIABLE ASSETS
                           -----------------------------    -----------------------------    -----------------------------
                              YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,               DECEMBER 31,
                           -----------------------------    -----------------------------    -----------------------------
                           1992(1)    1993(1)     1994      1992(1)    1993(1)     1994      1992(1)    1993(1)     1994
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
                                                                     (MILLIONS)
Domestic.................. $3,593.7   $4,028.9   $3,800.7   $ 466.3    $ 572.5    $ 511.0    $3,967.2   $3,845.2   $4,232.9
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
International
  Europe..................   415.2      385.3      495.4       51.5       26.9       62.8      592.2      562.0      676.6
  Canada..................   285.1      254.7      212.4       12.5         .1        3.2      155.9      115.2      139.5
  Other...................   196.7      207.1      219.6       47.0       44.6       45.1      292.4      349.9      295.6
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
    Sub-total
      International.......   897.0      847.1      927.4      111.0       71.6      111.1    1,040.5    1,027.1    1,111.7
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
Eliminations:
  Transfers to
    International.........  (138.5)    (174.5)    (138.6)                                      (75.1)     (53.7)     (45.1)
  Transfers to Domestic...   (64.5)     (46.1)     (34.7)                                      (48.1)    (103.2)     (49.2)
  Other...................      --         --         --       (1.7)      (4.6)      (3.3)     (10.2)      (9.9)     (10.1)
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
                           4,287.7    4,655.4    4,554.8      575.6      639.5      618.8    4,874.3    4,705.5    5,240.2
Cameron Forged
  Products(2).............   167.9      109.7         --       10.0        1.7         --      146.1       74.9         --
Other.....................    12.8       11.3       33.2       12.8       11.3       33.2
                           -------    -------    -------
Consolidated revenues..... $4,468.4   $4,776.4   $4,588.0
                           =======    =======    =======
Nonrecurring income.......                                      6.6      273.8         --
Nonrecurring expense......                                    (50.1)    (273.8)        --
Interest expense..........                                    (92.5)     (80.9)     (73.3)
General corporate.........                                    (70.3)     (65.6)     (74.0)     430.8      474.9      472.8
                                                            -------    -------    -------
Consolidated income from
  continuing operations
  before income
  taxes(3)................                                  $ 392.1    $ 506.0    $ 504.7
                                                            =======    =======    =======
Businesses held for
  divestiture.............                                                                      30.9       17.6       19.5
Discontinued operations...                                                                   1,064.1    1,068.1      646.4
Investment in
  unconsolidated
  subsidiaries............                                                                       5.2       20.7       21.8
                                                                                             -------    -------    -------
Consolidated assets.......                                                                   $6,551.4   $6,361.7   $6,400.7
                                                                                             =======    =======    =======

- ---------------

(1) Restated to exclude discontinued operations.

(2) The amounts reflected for Cameron Forged Products in 1992 are based on the gross assets of the business as reflected in the various balance sheet captions. The 1993 amount reflects Cooper's investment in the business.

(3) Before the cumulative effect of changes in accounting principles in 1992.

DOMESTIC AND INTERNATIONAL OPERATIONS

     Transfers between domestic and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return. Continuing operations' export sales to unaffiliated customers included in domestic sales were $264.3 million in 1992, $273.8 million in 1993 and $267.2 million in 1994. Of total export sales of continuing operations, approximately 38% in 1992, 41% in 1993 and 36% in 1994 were to Asia, Africa, Australia and the Middle East, 32% in 1992, 24% in 1993 and 26% in 1994 were to Canada and Europe, and 30% in 1992, 35% in 1993 and 38% in 1994 were to Latin America.

                            COOPER INDUSTRIES, INC.

                                                                                     NONRECURRING
                               DEPRECIATION               AMORTIZATION             (INCOME)/EXPENSE
                         ------------------------   ------------------------   -------------------------
                         YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                         ------------------------   ------------------------   -------------------------
                         1992(1)  1993(1)   1994    1992(1)  1993(1)   1994    1992(1)  1993(1)    1994
                         ------   ------   ------   ------   ------   ------   ------   -------   ------
                                                           (MILLIONS)
Electrical
  Products(2)..........  $ 67.7   $ 58.5   $ 43.1   $ 29.0   $ 29.5   $ 29.3   $  9.8   $ 155.3   $   --
Tools & Hardware.......    30.5     29.4     30.8      6.0      6.7      7.4     20.9      16.5       --
Automotive Products....    42.0     50.4     51.3     24.9     32.3     32.1      7.4      26.5       --
Corporate..............     9.3      6.9      3.0      2.4      2.2      2.0      5.4    (198.3)      --
                         ------   ------   ------   ------   ------   ------   ------   -------   ------
                         $149.5   $145.2   $128.2   $ 62.3   $ 70.7   $ 70.8   $ 43.5   $    --   $   --
                         ======   ======   ======   ======   ======   ======   ======   =======   ======

                                                 CAPITAL                   TRANSLATION COMPONENT
                                               EXPENDITURES                 INCREASE (DECREASE)
                                       ----------------------------     ----------------------------
                                         YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                       ----------------------------     ----------------------------
                                        1992       1993       1994       1992       1993       1994
                                       ------     ------     ------     ------     ------     ------
                                                                (MILLIONS)
Electrical Products(2)...............  $ 63.7     $ 78.0     $ 74.6     $ (7.3)    $ (2.3)    $ (1.6)
Tools & Hardware.....................    34.5       29.4       38.5      (15.3)      (9.2)      10.0
Automotive Products..................    63.7       72.3       94.4      (41.7)     (12.3)     (12.6)
Corporate............................    20.0        8.7        1.2      (23.0)       2.3        1.9
                                       ------     ------     ------     ------     ------     ------
                                       $181.9     $188.4     $208.7     $(87.3)    $(21.5)    $ (2.3)
                                       ======     ======     ======     ======     ======     ======

- ---------------

(1) Restated to exclude discontinued operations.

(2) The Electrical Power Equipment segment has been combined with the Electrical Products segment for all periods presented.

NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATION OF CREDIT RISK AND
         FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

OFF-BALANCE-SHEET RISK

     As a result of having sales and purchases denominated in currencies other than the functional currencies used by Cooper's divisions and foreign subsidiaries, Cooper is exposed to the effect of foreign exchange rate fluctuations on the U.S. dollar value of its cash flows. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculation or hedge nontransaction-related balance sheet exposure. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject Cooper to uncertainty from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have

                            COOPER INDUSTRIES, INC.

maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1993 and 1994.

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                           1993      1994
                                                                           -----     -----
                                                                             (MILLIONS)
    Deutschemark.........................................................  $ 5.8     $14.0
    Pounds Sterling......................................................    5.2      28.2
    Guilder..............................................................   23.1      10.7
    Canadian Dollar......................................................   36.7        .4
    Other................................................................   10.1      20.0
                                                                           -----     -----
                                                                           $80.9     $73.3
                                                                           =====     =====

     Deferred gains and losses on forward foreign exchange contracts based upon anticipated transactions were not material at December 31, 1993 and 1994.

     In an effort to reduce interest rate risk on Cooper's floating-rate borrowings, Cooper entered into interest rate swaps, which became effective in early 1993 and matured at various dates through February 22, 1994, that converted $500 million of its floating-rate borrowing into fixed rate borrowing for a one year period at an effective interest rate of 3.70%.

     Cooper's other off-balance-sheet risks are not material.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1994, Cooper does not consider itself to have any significant concentrations of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $1.5 billion and $1.6 billion of debt instruments at December 31, 1993 and 1994, respectively. The book value of these instruments exceeded fair value by approximately 1% at December 31, 1993 and was approximately equal to fair value at December 31, 1994. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1993 and 1994.

                            COOPER INDUSTRIES, INC.

NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

                                                                   YEAR ENDED DECEMBER 31,
                                                                ------------------------------
                                                                 1992        1993        1994
                                                                ------      ------      ------
                                                                          (MILLIONS)
Increase (decrease) in net assets:
  Employee stock ownership plan (ESOP):
     Principal payments and difference between Cooper expense
       and cash contributions.................................  $ 25.7      $ 24.5      $ 60.1
     Unearned ESOP compensation...............................   (26.2)         --       (82.3)
  Common stock issued for:
     Employee stock ownership plan............................    26.2          --        82.3
     Executive restricted stock incentive plan................     7.1          --         2.5
     Acquired companies.......................................     2.4          .3          --
     Employee stock purchase plan.............................      --        23.6          --
  Unrealized gain on investments, net of tax:
     Adoption of SFAS No. 115.................................      --          --        20.5
     Change in unrealized value of investment in Belden
       Inc. ..................................................      --          --         5.3
     Investment in Wyman-Gordon Company.......................      --          --        22.0
  Distribution of stock in Gardner Denver Machinery Inc. .....      --          --      (152.9)
  $1.60 Preferred Stock issued for conversion of debentures...     3.9         2.9         3.5

     The above information supplements the disclosures required by SFAS No. 95 (Statement of Cash Flows).

NOTE 19: NET INCOME (LOSS) PER COMMON SHARE

                                                 PRIMARY                       FULLY DILUTED
                                      -----------------------------    -----------------------------
                                         YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                      -----------------------------    -----------------------------
                                      1992(1)    1993(1)     1994      1992(1)    1993(1)     1994
                                      -------    -------    -------    -------    -------    -------
                                                   ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations
  before cumulative effect of
  changes in accounting
  principles........................  $ 239.6    $ 299.0    $ 292.8    $ 239.6    $ 299.0    $ 292.8
Income from discontinued
  operations........................    121.7       68.1         .3      121.7       68.1         .3
Charge for discontinued
  operations........................       --         --     (313.0)        --         --     (313.0)
Dividends applicable to $1.60
  Preferred Stock...................    (52.8)     (53.1)     (53.3)     (52.8)     (53.1)     (53.3)
                                      -------    -------    -------    -------    -------    -------
Income (loss) applicable to Common
  stock before cumulative effect of
  changes in accounting
  principles........................    308.5      314.0      (73.2)     308.5      314.0      (73.2)
Cumulative effect on prior years of
  changes in accounting
  principles........................   (590.0)        --         --     (590.0)        --         --
                                      -------    -------    -------    -------    -------    -------
Net income (loss) applicable to
  Common stock......................  $(281.5)   $ 314.0    $ (73.2)   $(281.5)   $ 314.0    $ (73.2)
                                      =======    =======    =======    =======    =======    =======
Average Common shares and Common
  share equivalents.................  113,830    114,201    114,218    113,830    114,201    114,218
                                      =======    =======    =======    =======    =======    =======

- ---------------

(1) Restated to reflect discontinued operations.

                            COOPER INDUSTRIES, INC.

NOTE 20: UNAUDITED QUARTERLY OPERATING RESULTS

                                                              1993 (BY QUARTER)(1)
                                                 ----------------------------------------------
                                                    1            2          3(2)           4
                                                 -------      -------      -------      -------
                                                        (MILLIONS EXCEPT PER-SHARE DATA)
Revenues....................................... $1,150.3     $1,234.2     $1,232.7     $1,159.2
Costs and Expenses:
  Cost of sales................................    769.7        809.2        825.6        758.5
  Depreciation and amortization................     58.9         58.8         49.2         49.0
  Selling and administrative expenses..........    203.8        203.9        197.7        205.2
  Interest expense.............................     21.8         21.2         21.0         16.9
  Nonoperating gain on 1993 IPO of Belden
     Inc.......................................       --           --       (273.8)          --
  Nonrecurring expense.........................       --           --        273.8           --
                                                --------     --------     --------     --------
                                                 1,054.2      1,093.1      1,093.5      1,029.6
                                                --------     --------     --------     --------
Income from continuing operations before income
  taxes........................................     96.1        141.1        139.2        129.6
Income taxes...................................     39.3         57.4         55.9         54.4
                                                --------     --------     --------     --------
Income from continuing operations..............     56.8         83.7         83.3         75.2
Income from discontinued operations............      6.3         19.2         15.6         27.0
                                                --------     --------     --------     --------
Net Income.....................................     63.1        102.9         98.9        102.2
Preferred dividends............................     13.3         13.2         13.3         13.3
                                                --------     --------     --------     --------
Net Income Applicable to Common Stock.......... $   49.8     $   89.7     $   85.6     $   88.9
                                                ========     ========     ========     ========
Income per Common Share:
  Primary --
     Continuing operations..................... $   0.38     $   0.62     $   0.61     $   0.54
     Discontinued operations...................     0.06         0.16         0.14         0.24
                                                --------     --------     --------     --------
     Net Income................................ $   0.44     $   0.78     $   0.75     $   0.78
                                                ========     ========     ========     ========
  Fully diluted --
     Continuing operations..................... $   0.38     $   0.62(3)  $   0.61     $   0.54(3)
     Discontinued operations...................     0.06         0.16(3)      0.14         0.24(3)
                                                --------     --------     --------     --------
     Net Income................................ $   0.44     $   0.78(3)  $   0.75     $   0.78(3)
                                                ========     ========     ========     ========

     Gross margin for the four quarters in 1993 was $380.6, $425.0, $407.1 and $400.7.
- ---------------

(1) Restated to reflect discontinued operations.

(2) Includes nonrecurring income and expense items as further described in Management's Discussion and Financial Review.

(3) Assumes the conversion of the 7% debentures and the $1.60 Preferred Stock to Common. As a result, Preferred dividends are not deducted in the computations. Interest on the debentures is not material.

                            COOPER INDUSTRIES, INC.

                                                                      1994 (BY QUARTER)
                                                        ----------------------------------------------
                                                         1(1)         2(1)         3(2)           4
                                                        -------      -------      -------      -------
                                                               (MILLIONS EXCEPT PER-SHARE DATA)
Revenues.............................................. $1,037.8     $1,173.9     $1,136.4     $1,239.9
Costs and Expenses:
  Cost of sales.......................................    692.3        769.6        749.7        814.8
  Depreciation and amortization.......................     48.0         48.5         50.2         52.3
  Selling and administrative expenses.................    189.7        201.7        190.0        203.2
  Interest expense....................................     16.2         16.9         18.8         21.4
                                                        -------      -------      -------      -------
                                                          946.2      1,036.7      1,008.7      1,091.7
                                                        -------      -------      -------      -------
Income from continuing operations before income
  taxes...............................................     91.6        137.2        127.7        148.2
Income taxes..........................................     39.4         57.9         51.9         62.7
                                                        -------      -------      -------      -------
Income from continuing operations.....................     52.2         79.3         75.8         85.5
Income (loss) from discontinued operations............     (3.8)         4.3         (0.2)          --
Charge for discontinued operations....................       --           --       (313.0)          --
                                                        -------      -------      -------      -------
Net Income (Loss).....................................     48.4         83.6       (237.4)        85.5
Preferred dividends...................................     13.3         13.3         13.3         13.4
                                                        -------      -------      -------      -------
Net Income (Loss) Applicable to Common Stock..........  $  35.1      $  70.3      $(250.7)     $  72.1
                                                        =======      =======      =======      =======
Income (loss) per Common share:
  Primary --
     Continuing operations............................  $  0.34      $  0.58      $  0.55      $  0.63
     Discontinued operations..........................    (0.03)        0.04        (2.75)          --
                                                        -------      -------      -------      -------
     Net Income (Loss)................................  $  0.31      $  0.62      $ (2.20)     $  0.63
                                                        =======      =======      =======      =======
  Fully diluted --
     Continuing operations............................  $  0.34      $  0.58      $  0.55      $  0.63
     Discontinued operations..........................    (0.03)        0.04        (2.75)          --
                                                        -------      -------      -------      -------
     Net Income (Loss)................................  $  0.31      $  0.62      $ (2.20)     $  0.63
                                                        =======      =======      =======      =======

     Gross margin for the four quarters in 1994 was $345.5, $404.3, $386.7 and $425.1.
- ---------------

(1) Restated to reflect discontinued operations.

(2) Includes nonrecurring income and expense items as further described in Management's Discussion and Financial Review.

(3) Assumes the conversion of the 7% debentures and the $1.60 Preferred Stock to Common. As a result, Preferred dividends are not deducted in the computations. Interest on the debentures is not material.

- --------------------------------------------------------------------------------
                                                             [Cooper Logo]
         COOPER INDUSTRIES, INC.
         Proxy for Annual Meeting of Shareholders
         April 25, 1995
    P    Solicited on Behalf of the Board of Directors

    R          The undersigned shareholder of Cooper Industries, Inc. ("Cooper")
        appoints H. John Riley, Jr. and Diane K. Schumacher, or either of them,
    O proxies, with full power of substitution, to vote all shares of stock which the shareholder would be entitled to vote if present at the
    X Annual Meeting of Shareholders of Cooper on Tuesday, April 25, 1995, at 11:00 a.m. (central time) in the Austin Room, Four Seasons Hotel, 1300
    Y Lamar Street, Houston, Texas, and at any adjournments thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

               THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT
        IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (ROBERT CIZIK, HAROLD S. HOOK, FRANK A. OLSON AND JOHN D. ONG) AND WILL BE VOTED AGAINST PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY
    |   ADJOURNMENT THEREOF.
    |
    |          This card also constitutes voting instructions for any shares
    | held for the shareholder in the following: Cooper's Dividend Reinvestment and Stock Purchase Plan; the Cooper Industries, Inc. Stock Ownership Plan and the Cooper Industries, Inc. Savings Plans, as described in the Notice of Meeting and Proxy Statement.

                                      (Please date and sign on the reverse side)

- --------------------------------------------------------------------------------
                           *  FOLD AND DETACH HERE *

- -------------------------------------------------------------------------------
/X/  Please mark your votes as in this example.                 |       9327
                                                                | _ _ _

- -------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees.

1.   FOR / /    WITHHELD / /  Election of Directors.
                              Nominees: R. Cizik, H.S. Hook,
                              F.A. Olson, J.D. Ong

To withhold your vote for any nominee(s), write the name(s) here.

- ----------------------------------------------------------------

The Board recommends a vote AGAINST proposals 2 and 3.

2.   Proposal relating to Ceres Principles

     FOR / /   AGAINST / /   ABSTAIN / /

3.   Proposal relating to Maquiladora Operations

     FOR / /   AGAINST / /   ABSTAIN / /

- -------------------------------------------------------------------------------


                                          I plan to attend the meeting. / /

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.


                                          ------------------------------------

                                          ------------------------------------
                                          SIGNATURE(S)                  DATE

- -------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *

   THIS IS YOUR PROXY.
 YOUR VOTE IS IMPORTANT                                           [COOPER LOGO]

                       COOPER'S REVITALIZATION PROGRAM
                      EXTENDS TO OUR VALUED SHAREHOLDERS

As part of Cooper Industries' revitalization program, we are constantly working to improve the quality of our shareholder services through the following programs:

ELECTRONIC FUNDS TRANSFER                 A TELEPHONE RESPONSE CENTER IS
(Direct Deposit) of Dividends             AVAILABLE AT COOPER'S TRANSFER AGENT,
                                          FIRST CHICAGO TRUST, TO PROVIDE
/ / Dividend monies deposited directly    SHAREHOLDERS PERSONAL ASSISTANCE WITH:
    into your bank account.
                                          /s/ Verifying the number of Cooper
/ / No worry of lost dividend checks.         shares in your account.

/ / Immediate access of dividend money,   /s/ Lost or stolen stock certificates.
    no mail delays.
                                          /s/ Name changes on stock registration
/ / Verification of dividend receipts         in the event of marriage, death
    on monthly bank statement.                and estate transfers, gifts of
                                              stock to minors in custodial
DIVIDEND REINVESTMENT PLAN                    accounts...any transfer of stock
                                              ownership.
/ / Dividends automatically reinvested
    in your account to purchase           / / Inquiries about lost or stolen
    additional shares of Cooper               dividend checks & 1099-DIV's.
    common stock.
                                          / / Any shareholder inquiries
/ / No commission or service charge is        concerning Cooper common stock
    paid to purchase shares.                  will be answered courteously
                                              and promptly
/ / Whole and fractional shares will
    be credited to your account.          Call First Chicago Trust Company of
                                          New York at (201) 324-0498, or write:
/ / Optional cash payments for
    purchase of additional shares         First Chicago Trust Company of
    of Cooper common stock can be           New York
    made, regardless or whether           P.O. Box 2500
    dividends are being reinvested.       Jersey City, NJ 07303-2500

                             EXHIBIT INDEX

Exhibit No.

    27.     Financial Data Schedule for the year ended December 31, 1994